EXHIBIT 10.16

Loan No. 10061253

MEZZANINE LOAN AGREEMENT

Dated as of June 13, 2012

Between

TNP SRT PORTFOLIO II HOLDINGS, LLC

as Borrower

and

KEYBANK NATIONAL ASSOCIATION,

as Lender

i

4.1.18	Leases	36
4.1.19	Filing and Recording Taxes	37
4.1.20	Special Purpose Entity/Separateness	37
4.1.21	Management Agreement	38
4.1.22	Illegal Activity	38
4.1.23	No Change in Facts or Circumstances; Disclosure	38
4.1.24	Investment Company Act	38
4.1.25	Embargoed Person	38
4.1.26	Principal Place of Business; State of Organization	39
4.1.27	Mortgage Loan Representations and Warranties	39
4.1.28	Title Insurance Proceeds	39
Section 4.2	Survival of Representations	39

ARTICLE V - BORROWER COVENANTS		39
Section 5.1	Affirmative Covenants	39
5.1.1	Existence; Compliance with Legal Requirements	39
5.1.2	Taxes and Other Charges	40
5.1.3	Litigation	41
5.1.4	Access to Property	41
5.1.5	Notice of Default	41
5.1.6	Cooperate in Legal Proceedings	41
5.1.7	Perform Loan Documents	42
5.1.8	Further Assurances	42
5.1.9	Principal Place of Business, State of Organization	42
5.1.10	Financial Reporting	43
5.1.11	Business and Operations	45
5.1.12	Title to the Property	45
5.1.13	Costs of Enforcement	45
5.1.14	Estoppel Statement	45
5.1.15	Loan Proceeds	46
5.1.16	Performance by Borrower	46
5.1.17	Leasing Matters	47
5.1.18	Alterations	47
5.1.19	Operation of Property	48
5.1.20	Embargoed Person	49
5.1.21	Mortgage Loan Reserve Funds	49
5.1.22	Special Distributions	49
5.1.23	Curing	49
5.1.24	Environmental Covenants	50
5.1.25	Mortgage Borrower Covenants	52
Section 5.2	Negative Covenants	52
5.2.1	Operation of Property	52
5.2.2	Liens	52
5.2.3	Dissolution	52
5.2.4	Change In Business	53
5.2.5	Debt Cancellation	53
5.2.6	Zoning	53

5.2.7	No Joint Assessment	53
5.2.8	ERISA	53
5.2.9	Transfers	54
5.2.10	Limitations on Distributions	57
5.2.11	Lost Note	57
5.2.12	Limitation on Securities Issuances	57

ARTICLE VI - INSURANCE; CASUALTY; CONDEMNATION		58
Section 6.1	Insurance	58
Section 6.2	Casualty	58
Section 6.3	Condemnation	58
Section 6.4	Restoration	59

ARTICLE VII - RESERVE FUNDS		59
Section 7.1	Transfer of Reserve Funds under Mortgage Loan	59
Section 7.2	Tax and Insurance Escrow Fund	60
Section 7.3	Replacements and Replacement Reserve	60
7.3.1	Replacement Reserve Fund	60
7.3.2	Disbursements from Replacement Reserve Account	61
7.3.3	Performance of Replacements	62
7.3.4	Failure to Make Replacements	64
7.3.5	Balance in the Replacement Reserve Account	65
7.3.6	Waiver of Deposits to the Replacement Reserve Account	65
Section 7.4	Rollover Reserve	65
7.4.1	Deposits to Rollover Reserve Fund	65
7.4.2	Withdrawal of Rollover Reserve Funds	65
7.4.3	Waiver of Rollover Reserve Fund	65
Section 7.5	Excess Cash Flow Reserve Fund	66
7.5.1	Deposits to Excess Cash Flow Reserve Fund	66
7.5.2	Release of Excess Cash Flow Reserve Funds	67
Section 7.6	Reserve Funds, Generally	67

ARTICLE VIII - DEFAULTS		68
Section 8.1	Event of Default	68
Section 8.2	Remedies	70
Section 8.3	Remedies Cumulative; Waivers	73

ARTICLE IX - SPECIAL PROVISIONS		73
Section 9.1	Securitization	73
9.1.1	Sale of Notes and Securitization	73
9.1.2	Securitization Costs	75
Section 9.2	Right to Release Information	75
Section 9.3	Exculpation	75
Section 9.4	Matters Concerning Manager	75
Section 9.5	Servicer	75
Section 9.6	Dissemination of Information	76

ARTICLE X - MISCELLANEOUS		76
Section 10.1	Survival	76

SCHEDULES

Schedule I	–	Rent Roll

Schedule II	–	Organizational Chart of Borrower

v

MEZZANINE LOAN AGREEMENT

THIS MEZZANINE LOAN AGREEMENT, dated as of June 13, 2012 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between KEYBANK NATIONAL ASSOCIATION, a national banking association, having an address at 11501 Outlook, Suite 300, Overland Park, Kansas 66211 (together with its successors and assigns, “Lender”) and TNP SRT PORTFOLIO II HOLDINGS, LLC, a Delaware limited liability company, having its principal place of business 1900 Main Street, Suite 700, Irvine, California 92614 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I - DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Accrual Period” means the period commencing on and including the first (1st) day of each calendar month during the term of the Loan and ending on and including the final calendar date of such calendar month; however, the initial Accrual Period shall commence on and include the Closing Date and shall end on and include the final calendar date of the calendar month in which the Closing Date occurs.

“Action” has the meaning set forth in Section 10.3 hereof.

“Additional Insolvency Opinion” means any subsequent Insolvency Opinion.

“Additional Permitted Transfer” has the meaning set forth in Section 5.2.9(f).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” means any Manager in which Mortgage Borrower, Borrower or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Aggregate Debt Service” means, with respect to any particular period of time, the scheduled principal and interest payments due under the Note and the Mortgage Note, in the aggregate.

“Annual Budget” means the operating budget, including all planned Capital Expenditures, for the Property prepared by Mortgage Borrower in accordance with the Mortgage Loan Agreement for the applicable Fiscal Year or other period.

“Anticipated Repayment Date” has the meaning set forth in the Note.

“Approved Annual Budget” has the meaning set forth in Section 5.1.10(f) hereof.

“Availability Threshold” has the meaning set forth in the Mortgage Loan Agreement.

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” means with respect to any Person: (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Bi-Lo” has the meaning specified in Section 7.5(a) hereof.

“Bi-Lo Lease” has the meaning specified in Section 7.5(a) hereof.

“Bi-Lo/Kroger Rollover Reserve Account” has the meaning specified in Section 7.5(a) hereof.

“Bi-Lo/Kroger Rollover Reserve Fund” has the meaning specified in Section 7.5(a) hereof.

“Bi-Lo Space” has the meaning specified in Section 7.5(a) hereof.

“Borrower” has the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Business Day” means a day upon which commercial banks are not authorized or required by law to close in the city designated from time to time as the place for receipt of payments.

“Capital Expenditures” means, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Sweep Event” means the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of Mortgage Borrower, Borrower or Manager; or (c) a DSCR Trigger Event.

“Cash Sweep Event Cure” means (a) if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, the achievement of a Debt Service Coverage Ratio of 1.25 to 1.00 or greater for two (2) consecutive quarters based upon the trailing six (6) month period immediately preceding the date of determination, (b) if the Cash Sweep Event is caused by an Event of Default, the acceptance by Lender of a cure of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its discretion), or (c) if the Cash Sweep Event is caused by a Bankruptcy Action of Manager, if Borrower replaces the Manager with a Qualified Manager under a Replacement Management Agreement within sixty (60) days of the occurrence of the Bankruptcy Action of Manager; provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions: (i) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents, (ii) a Cash Sweep Event Cure may occur no more than a total of two (2) times in the aggregate during the term of the Loan, and (iii) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including, reasonable attorney’s fees and expenses.

“Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Sweep Event Cure, or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents.

“Casualty” has the meaning set forth in Section 6.2 hereof.

“Closing Date” means the date of the funding of the Loan.

“Code” means the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” has the meaning set forth in the Pledge Agreement.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” have correlative meanings.

“Control Acknowledgment” means that certain Control Acknowledgment and Agreement executed this same date for the benefit of Lender.

“Current Owner” has the meaning set forth in Section 5.2.9(f).

“Debt” means the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including any Yield Maintenance Amount) due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreement or any other Loan Document.

“Debt Service” means, with respect to any particular period of time, the sum of scheduled interest payments due under the Note.

“Debt Service Coverage Ratio” means a ratio for the applicable period in which:

(a) the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, or (ii) amounts paid to the Mortgage Loan Reserve Funds and the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of 5% of Gross Income from Operations and (2) the actual management fees incurred, (B) annual Replacement Reserve Fund contributions equal to $87,072.00, (C) annual Rollover Reserve Fund contributions equal to $212,400.00, and (D) annual Bi-Lo/Kroger Reserve Fund contributions equal to $122,053.00; and

(b) the denominator is the Aggregate Debt Service for such period.

“Default” means the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) five percent (5%) above the Interest Rate.

“Disclosure Documents” means, collectively and as applicable, any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering document, in each case, in connection with a Securitization.

“Division” shall mean an administrative or operating unit of a Person as opposed to a separate entity wholly or partially owned by such Person.

“DSCR Trigger Event” has the meaning set forth in the Mortgage Loan Agreement.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means KeyBank National Association or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa3” by Moody’s).

“Embargoed Person” means any Person, entity or government subject to trade restrictions under U.S. law, including The USA PATRIOT Act (including the anti terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment.

Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. Environmental Law also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any governmental authority or other Person, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Property; or relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Property.

“Environmental Lien” has the meaning set forth in Section 5.1.24 hereof.

“Equity Interests” means (a) partnership interests (whether general or limited) in an entity that is a partnership; (b) membership interests in an entity that is a limited liability company; or (c) the shares or stock interests in an entity that is a corporation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” has the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” has the meaning set forth in the Mezzanine Cash Management Agreement.

“Excess Cash Flow Reserve Account” has the meaning set forth in Section 7.6 hereof.

“Excess Cash Flow Reserve Fund” has the meaning set forth in Section 7.6 hereof.

“Extraordinary Expense” has the meaning set forth in Section 5.1.10(g) hereof.

“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” means Fitch, Inc.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governing State” has the meaning set forth is Section 10.3 hereof.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” means, during any period, all sustainable income as reported on the financial statements delivered by Mortgage Borrower in accordance with the Mortgage Loan Agreement, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, including, (i) Rents from Tenants that are in occupancy, open for business and paying full contractual rent without right of offset or credit, (ii) utility charges, (iii) escalations, (iv) forfeited security deposits, (v) interest on credit accounts, (vi) service fees or charges, (vii) license fees, (viii) parking fees, (ix) rent concessions or credits, (x) income from vending machines, (xi) business interruption or other loss of income or rental insurance proceeds, (xii) other required pass-throughs and (xii) interest on Reserve Funds, if any, but excluding (i) Rents from month-to-month Tenants, Tenants during a free-rent period, or Tenants that are included in any Bankruptcy Action, (ii) sales, use and occupancy or other taxes on receipts required to be accounted for by Mortgage Borrower to any Governmental Authority, (iii) refunds and uncollectible accounts, (iv) sales of furniture, fixtures and equipment, (v) insurance proceeds (other than business interruption or other loss of income or rental insurance), (vi) Awards, (vii) unforfeited security deposits, (viii) utility and other similar deposits and (ix) any disbursements to Mortgage Borrower from the Mortgage Loan Reserve Funds, if any. Gross income shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof.

“Guarantor” means TNP Strategic Retail Trust, Inc., a Maryland corporation.

“Guaranty” means that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Immediate Family Member” has the meaning set forth in Section 5.2.9(f).

“Improvements” has the meaning set forth in the granting clause of the Security Instrument.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” has the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” means Lender and, its designee, (whether or not it is the Lender), any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co underwriters, co placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933 as amended or Section 20 of the Security Exchange Act of 1934 as amended, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Independent Director” means a natural Person who (a) is not at the time of initial appointment, or at any time while serving in such capacity, and is not, and has never been, and shall not while serving as Independent Director be: (i) a stockholder, director (with the exception of serving as the Independent Director of Borrower), officer, employee, partner, member (other than a “special member” or “springing member”), manager, attorney or counsel of Borrower, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with Borrower or Guarantor, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (iii) a Person Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more nationally-recognized companies that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Director”) and is at all times during his or her service as an Independent Director of Borrower an employee of such a company or companies. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” affiliated with Borrower (provided such affiliate does not or did not own a direct or indirect equity interest in an Borrower) shall not be disqualified from serving as an Independent Director, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of affiliates of Borrower or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Director of Borrower if such individual is a Professional Independent Director and such individual complies with the requirements of the previous sentence.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Mortgage Borrower and encumbered by the applicable Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the applicable Security Instrument and referred to therein as the “Property”; which shall include (a) that certain property commonly known as Florissant Marketplace located at 8200 and 8182 N. Lindbergh Boulevard, Florissant, Missouri; (b) that certain property commonly known as Bi-Lo Grocery Store located at 1436 J A Cochran Bypass, Chester, South Carolina; (c) that certain property commonly known as Ensenada Square located at 301 South Bowen Road, Arlington, Texas; (d) that certain property commonly known as Morningside Marketplace located at 14574 Baseline Avenue, Fontana, California; and (e) that certain property commonly known as Shops at Turkey Creek located at 10911 Turkey Drive, Knoxville, Tennessee.

“Initial Interest Payment Per Diem” means $555.56

“Insolvency Opinion” means that certain non-consolidation opinion letter dated the date hereof delivered by Kaplan Voekler Cunningham & Frank, PLC in connection with the Loan.

“Insurance Premiums” has the meaning set forth in Section 5.1(b) of the Mortgage Loan Agreement.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof between Lender and Mortgage Lender, as may be amended or modified.

“Interest Rate” means: (i) from and after the date hereof through and including the Anticipated Repayment Date, a rate of ten percent (10%) per annum; and (ii) after the Anticipated Repayment Date, a rate of fifteen percent (15%) per annum.

“Kroger” has the meaning specified in Section 7.5(a) hereof.

“Kroger Lease” has the meaning specified in Section 7.5(a) hereof.

“Kroger Space” has the meaning specified in Section 7.5(a) hereof.

“Late Charge” has the meaning set forth in Section 5 of the Note.

“Lease” means any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” means, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Mortgage Borrower, the Property or any part thereof, including any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” has the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Lien” means, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Mortgage Borrower, Borrower, the Property, or the Collateral, any portion thereof or any interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidation Event” shall have the meaning set forth in Section 2.5(a) hereof.

“Loan” means the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Note, the Pledge Agreement, the Guaranty, the Subordination of Management Agreement, the Environmental Indemnity Agreement, the Proxy Agreement, Control Acknowledgment, Mezzanine Cash Management Agreement, and all other documents now or hereafter executed and/or delivered in connection with the Loan.

“Lockbox Account” has the meaning set forth in the Mortgage Loan Agreement.

“Lockbox Agreement” has the meaning set forth in the Mortgage Loan Agreement.

“Lockbox Bank” has the meaning set forth in the Mortgage Loan Agreement.

“Management Agreement” means, individually or collectively (as the context may require), each management agreement entered into by and between Mortgage Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of the Mortgage Loan Agreement.

“Manager” means TNP Property Manager, LLC, or if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Material Action” means to consolidate or merge Borrower with or into any Person, or sell all or substantially all of the assets of Borrower, or to institute proceedings to have Borrower be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower or file a petition seeking, or consent to, reorganization or relief with respect to Borrower under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or a substantial part of its property, or make any assignment for the benefit of creditors of Borrower, or admit in writing Borrower’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate Borrower.

“Maturity Date” means July 1, 2019, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Cash Management Agreement” means the Mezzanine Cash Management Agreement, dated the date of this Agreement, among Borrower, Manager, Mortgage Borrower, Lender and Mortgage Lender, together with any extensions, renewals, amendments or modifications thereof.

“Mezzanine Collection Account” shall mean the Eligible Account at a bank acceptable to Lender in the name of Lender as secured party, in which it has sole dominion and control, in which the Monthly Debt Service Payment Amount is deposited each month in accordance with the Mortgage Loan Documents.

“Monthly Debt Service Payment Amount” has the meaning set forth in the Note.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Borrower” means TNP SRT Portfolio II, LLC, a Delaware limited liability company.

“Mortgage Borrower Company Agreement” means the Operating Agreement of Mortgage Borrower.

“Mortgage Cash Management Account” means the Cash Management Account, as defined in the Mortgage Loan Agreement.

“Mortgage Cash Management Agreement” means the Cash Management Agreement, as defined in the Mortgage Loan Agreement.

“Mortgage Cash Management System” shall have the meaning set forth in Section 2.5.2(c).

“Mortgage Lender” means KeyBank National Association, N.A., and its successors and assigns.

“Mortgage Loan” means the $26,000,000.00 loan from Mortgage Lender to Mortgage Borrower pursuant to the Mortgage Loan Documents.

“Mortgage Loan Accounts” shall have the meaning set forth in Section 2.6.2(a).

“Mortgage Loan Agreement” means that certain Loan Agreement dated of even date herewith between Mortgage Lender and Mortgage Borrower.

“Mortgage Loan Default” means an “Event of Default” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Documents” means the Loan Documents, as defined in the Mortgage Loan Agreement.

“Mortgage Loan Reserve Funds” means the “Reserve Funds” as defined in the Mortgage Loan Agreement.

“Mortgage Note” means the Promissory Note evidencing the Mortgage Loan.

“Net Cash Flow” means, with respect to the Property for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Mortgage Borrower in connection with such Liquidation Event, including proceeds of any sale, refinancing or other disposition or liquidation, less (a) Lender’s and/or Mortgage Lender’s reasonable costs incurred in connection with the recovery thereof, (b) the costs incurred by Mortgage Borrower in connection with a Restoration of all or any portion of an Individual Property made in accordance with the Mortgage Loan Documents, (c) amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender, (d) in the case of a foreclosure sale, disposition or Transfer of each applicable Individual Property in connection with realization thereon following an Event of Default under the Mortgage Loan, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (e) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents, (f) in the case of a refinancing of the Mortgage Loan, such costs and expenses (including attorneys’ fees) of such refinancing as shall be reasonably approved by Lender, (g) in the case of a sale of any Individual Property in accordance with the provisions of the Mortgage Loan Agreement, such fees, costs and expenses (including attorneys’ fees) of such sale as shall be reasonably approved by Lender and (h) the amount of any prepayments required pursuant to the Mortgage Loan Documents, and/or the Loan Documents, in connection with any such Liquidation Event.

“Net Operating Income” means the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” has the meaning set forth in the Mortgage Loan Agreement.

“Note” means that certain Promissory Note, dated the date hereof, in the principal amount of $2,000,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“OFAC” has the meaning set forth in Section 10.25 hereof.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner, managing member or sole member of Borrower, as applicable.

“Operating Expenses” means the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property that are incurred by Mortgage Borrower on a regular monthly or other periodic basis, including, bad debt, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Mortgage Lender, and other similar costs, but excluding depreciation, debt service under the Mortgage Loan Documents, Capital Expenditures and contributions to the Mortgage Loan Accounts.

“Original Principal Amount” means $2,000,000.00.

“Other Charges” means all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Outstanding Principal Balance” or “OPB” means the portion of the Original Principal Amount that remains outstanding from time to time

“Payment Date” means the first (1st) day of each calendar month during the term of the Loan.

“Permitted Encumbrances” means, (a) with respect to the Collateral, the Liens created by the Loan Documents and (b) with respect to the Property only, collectively, (i) the Liens and security interests created by the Mortgage Loan Documents, (ii) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (iv) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Property, Mortgage Borrower’s ability to pay the Mortgage Loan obligations as they become due, or Borrower’s ability to repay the Loan when it becomes due.

“Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii) Federal Housing Administration debentures;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii) commercial paper (including both non interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Transfer” means any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) subject to Section 5.1.20, any public issuance of non-Controlling interests in TNP, (d) subject to Section 5.1.20, any issuance of non-Controlling interest in TNP to employees or other Persons affiliated with TNP pursuant to employee or director compensation programs, (e) subject to Section 5.1.20, any issuance of non-Controlling interests in TNP in connection with the conversion of limited partnership interests in Operating Partnership, (f) subject to Section 5.1.20, any issuance of non-Controlling interests in TNP in connection with a dividend reinvestment plan sponsored by TNP, (g) subject to Section 5.1.20, any private sale or transfer of non-Controlling interests in TNP through a transaction brokered by a FINRA licensed broker dealer, (h) the issuance of limited partnership interests in Operating Partnership to TNP, and (i) subject to Section 5.1.20, any private sale or transfer of non-Controlling limited partnership interests in Operating Partnership; provided that as to clauses (c) through (i), at all times TNP must continue to (A) Control Operating Partnership, (B) own one hundred percent (100%) of the general partnership interests in Operating Partnership and (C) own, directly or indirectly, at least fifty-one percent (51%) of the limited partnership interest in Operating Partnership.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” has the meaning set forth in the granting clause of the Security Instrument.

“Pledge Agreement” means the Pledge and Security Agreement dated on this same date made by Pledgor in favor of Lender.

“Pledgor” means Borrower and any other Person that is a pledgor under the Pledge Agreement.

“Policies” has the meaning set forth in Section 6.1(b) of the Mortgage Loan Agreement.

“Policy” has the meaning set forth in Section 6.1(b) of the Mortgage Loan Agreement.

“Property” means the parcel(s) of real property, the Improvements thereon and all personal property owned by Mortgage Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Security Instrument and referred to therein as the “Property”.

“Provided Information” means any and all financial and other information provided to Lender at any time prepared by, or on behalf of, Borrower, Mortgage Borrower, Guarantor and/or Manager.

“Proxy Agreement” means that certain Irrevocable Proxy Agreement entered into the same date herewith for the benefit of Lender.

“Qualified Manager” means either (a) Manager; or (b) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property, provided, that, if required by Lender, Borrower shall have obtained (i) prior written confirmation from the applicable Rating Agencies that management of the Property by such entity will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof and (ii) if such entity is an Affiliate of Borrower, an Additional Insolvency Opinion.

“Rating Agencies” means each of S&P, Moody’s, Fitch, and Realpoint or any other nationally recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities.

“Realpoint” means Realpoint, LLC, a Pennsylvania limited liability company.

“Release” of any Hazardous Substance includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Remediation” includes any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

“REMIC Trust” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Rents” means, all rents (including percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, payments (including payments in connection with the exercise of any purchase option or termination rights), deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to the Property, including charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Mortgage Borrower (or to the Manager for the account of Mortgage Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Mortgage Borrower or its agents or employees from any and all sources arising from or attributable to the Property.

“Replacement Management Agreement” means, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Mortgage Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender).

“Replacement Reserve Account” has the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” has the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” has the meaning set forth in Section 7.3.1 hereof.

“Replacements” has the meaning set forth in Section 7.3.1 hereof.

“Required Repair Account” has the meaning set forth in the Mortgage Loan Agreement.

“Required Repair Fund” has the meaning set forth in the Mortgage Loan Agreement.

“Reserve Funds” means, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, the Rollover Reserve Fund, the Excess Cash Flow Reserve Fund, the Bi-Lo/Kroger Rollover Reserve Fund, any other Mortgage Loan Reserve Fund and any other escrow fund established by this Agreement or the other Loan Documents.

“Restoration” means the repair and restoration of the Property (or the applicable portion thereof) after a Casualty or Condemnation as nearly as possible to the condition the Property (or applicable portion thereof) was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” means (a) Borrower, Mortgage Borrower, any Guarantor, and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Borrower, any Guarantor (other than any shareholder or any other direct or indirect legal or beneficial owner of interests in TNP and other than Persons that are indirect legal or beneficial owners of Borrower solely by being a shareholder of TNP; provided, however, that any shareholder or any other direct or indirect legal or beneficial owner of interests in TNP that owns nine and nine-tenths percent (9.9%) or more of the outstanding stock of TNP is deemed to be a Restricted Party), any Affiliated Manager or any non-member manager.

“Rollover Reserve Account” has the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Fund” has the meaning set forth in Section 7.4.1 hereof.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” means a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Securities” has the meaning set forth in Section 9.1.1 hereof.

“Securitization” has the meaning set forth in Section 9.1.1 hereof.

“Security Instrument” means the Security Instrument as defined in the Mortgage Loan Agreement.

“Servicer” has the meaning set forth in Section 9.5 hereof.

“Servicing Agreement” has the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” has the meaning set forth in Section 8.2(c) hereof.

“Special Purpose Entity” means a corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements unless it has received either prior consent to do otherwise from Lender or a permitted administrative agent thereof, or, while the Loan is securitized, confirmation from each of the applicable Rating Agencies that such noncompliance would not result in the requalification, withdrawal, or downgrade of the ratings of any Securities or any class thereof:

(i) is and shall be organized solely for the purpose of, owning, holding, selling, transferring, exchanging, managing and operating the Collateral, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Collateral in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) has not engaged and shall not engage in any business unrelated to the acquisition, ownership, management or operation of the Collateral, as applicable;

(iii) does not have, shall not have and at no time had any assets other than the Collateral;

(v) has not engaged in, sought, consented or permitted to and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;

(vi) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(vii) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) has one Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.5%;

(viii) if such entity is a corporation, has and shall have at least one Independent Director, and shall not cause or permit the board of directors of such entity to take any Material Action or any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless the Independent Director shall have participated in such vote and shall have voted in favor of such action;

(ix) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a corporation, that has at least one Independent Director and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;

(x) if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least one Independent Director, (C) shall not take any Material Action and shall not cause or permit the members or managers of such entity to take any Material Action unless the Independent Director shall have consented in writing to such action, and (D) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi) has not and shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not)

(1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of the Independent Director: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing;

(xii) has at all times been and shall at all times remain solvent and has paid and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (unless any such insolvency, or failure to pay its debts and liabilities, or failure to maintain adequate capital is solely due to an insufficiency in Gross Income from Operations); provided, however, that the foregoing shall not require any member, partner or beneficiary to make additional capital contributions;

(xiii) has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a Division of any other Person;

(xiv) has maintained and shall maintain its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xv) has maintained and shall maintain its own records, books, resolutions and agreements;

(xvi) has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person;

(xvii) has held and shall hold its assets in its own name;

(xviii) has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xix) (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;

(xx) has paid and shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations;

(xxi) has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable;

(xxii) has not incurred any Indebtedness other than (i) this Loan, (ii) unsecured trade payables and operational debt not evidenced by a note, and (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property;

(xxiii) shall have no Indebtedness other than (i) the Loan, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Collateral and the routine administration of Borrower, in amounts not to exceed 2% of the amount of the Loan which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement;

(xxiv) has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets for the benefit of any other Person, in each case except as permitted pursuant to this Agreement;

(xxv) has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(xxvi) has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii) has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii) has not pledged and shall not pledge its assets to or for the benefit of any other Person, other than pursuant to the Pledge Agreement;

(xxix) has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a Division or part of any other Person,

(xxx) has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi) has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii) has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a Division or part of it, and has not identified itself and shall not identify itself as a Division of any other Person;

(xxxiii) other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv) has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it if its cash flow is insufficient to pay the Debt;

(xxxv) if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions;

(xxxvi) has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;

(xxxvii) has not formed, acquired or held and shall not form, acquire or hold any subsidiary;

(xxxviii) has complied and shall comply with all of the terms and provisions contained in its organizational documents;

(xxxix) has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion are true;

(xl) has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts;

(xli) is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business;

(xlii) has paid all taxes which it owes and is not currently involved in any dispute with any taxing authority;

(xliii) is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full;

(xliv) has no judgments or Liens of any nature against it except for tax liens not yet due and the Liens granted under the Pledge Agreement;

(xlv) has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition; and

(xlvi) has no material contingent or actual obligations not related to the Collateral.

“State” means, the State or Commonwealth in which the Property or any part thereof is located.

“Substitute CMA Agreement” has the meaning set forth in Section 2.5.2(c).

“Subordination of Management Agreement” means that certain Subordination of Management Agreement dated as of the date hereof, among Lender, Borrower, Mortgage Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Tax and Insurance Escrow Fund” has the meaning set forth in Section 7.2 hereof.

“Taxes” means all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenant” means the lessee of all or a portion of the Property under a Lease.

“Threshold Amount” has the meaning set forth in Section 5.1.18 hereof.

“Title Insurance Policy” means the mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Security Instrument.

“TNP” means TNP Strategic Retail Trust, Inc.

“Transfer” has the meaning set forth in Section 5.2.9(b) hereof.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State in which the Property is located.

“U.S. Obligations” means non redeemable, non prepayable, non callable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that constitute “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, and are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“Yield Maintenance Amount” has the meaning set forth in the Note.

Section 1.2 Principles of Construction. The following rules of construction shall be applicable for all purposes of this Agreement and all documents or instruments supplemental hereto, unless the context otherwise clearly requires:

(a) any pronoun used herein shall be deemed to cover all genders, and words importing the singular number shall mean and include the plural number, and vice versa;

(c) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”;

(d) an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender;

(f) no inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion hereof or any other Loan Document;

(g) the cover page (if any) of, all recitals set forth in, and all Exhibits to, this Agreement are hereby incorporated herein;

(h) all references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified;

(i) all uses of the word “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to” unless the context shall indicate otherwise;

(j) unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(k) unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

With respect to terms defined by cross-reference to the Mortgage Loan Documents, such defined terms shall have the definitions set forth in the Mortgage Loan Documents as of the date hereof, and no modifications to the Mortgage Loan Documents shall have the effect of changing such definitions for the purposes of this Loan Agreement unless Lender expressly agrees that such definitions as used in the is Loan Agreement have been revised.

Any (i) affirmative or negative covenant imposed under this Agreement upon Borrower with respect to Mortgage Borrower or the Property, shall be deemed to impose a covenant upon Borrower to cause such entity to perform in accordance with such covenant and (ii) representation made by Borrower with respect to any such entity, any Guarantor, or the Property, shall be deemed to impose a covenant upon Borrower to use all commercially reasonable efforts to make due inquiry and exercise due diligence with respect to such applicable Person or the Property, in order to assure that such representation is both accurate and complete.

ARTICLE II - GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3 The Note, Pledge Agreement and Loan Documents. The Loan shall be evidenced by the Note and secured by the Pledge Agreement and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan solely to (a) make an equity contribution to Mortgage Borrower in order to cause Mortgage Borrower to use such amounts for any use permitted pursuant to Section 2.1.4 of the Mortgage Loan Agreement, (b) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender and (c) retain the balance, if any.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate or as otherwise set forth in this Agreement from (and including) the Closing Date to but excluding the Maturity Date.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan. Borrower acknowledges that the calculation method for interest described herein results in a higher effective interest rate than the numeric Interest Rate and Borrower hereby agrees to this calculation method.

2.2.3 Default Rate. Upon the occurrence of an Event of Default (including the failure of Borrower to make full payment on the Maturity Date), Lender shall be entitled to receive and Borrower shall pay interest on the Outstanding Principal Balance at the Default Rate but in no event greater than the maximum rate permitted by applicable law. Interest shall accrue and be payable at the Default Rate from the occurrence of an Event of Default until all Events of Default have been waived in writing by Lender in its discretion. Such accrued interest shall be added to the Outstanding Principal Balance, and interest shall accrue thereon at the Default Rate until fully paid. Such accrued interest shall be secured by the Pledge Agreement and other Loan Documents. Borrower agrees that Lender’s right to collect interest at the Default Rate is given for the purpose of compensating Lender at reasonable amounts for Lender’s added costs and expenses that occur as a result of Borrower’s default and that are difficult to predict in amount, such as increased general overhead, concentration of management resources on problem loans, and increased cost of funds. Lender and Borrower agree that Lender’s collection of interest at the Default Rate is not a fine or penalty, but is intended to be and shall be deemed to be reasonable compensation to Lender for increased costs and expenses that Lender will incur if there occurs an Event of Default hereunder. Collection of interest at the Default Rate shall not be construed as an agreement or privilege to extend the Maturity Date or to limit or impair any rights and remedies of Lender under any Loan Documents. If judgment is entered on this Note, interest shall continue to accrue post-judgment at the greater of (a) the Default Rate or (b) the applicable statutory judgment rate.

2.2.4 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payment. Payments of principal, interest and Late Charges (as defined in the Note) shall be made as provided in the Note.

Section 2.4 Prepayments. Except as otherwise provided in Section 9 of the Note, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

Section 2.5 Liquidation Events.

(a) Upon the occurrence of (i) any Casualty to all or any portion of an Individual Property, (ii) any Condemnation of all or any portion of an Individual Property, (iii) a Transfer of an Individual Property in connection with realization thereon following a Mortgage Loan Default, including a foreclosure sale, (iv) any refinancing of the Property or the Mortgage Loan, or (v) a release of any Individual Property in accordance with the provisions of the Mortgage Loan Agreement (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited directly into the Mezzanine Collection Account. On each date on which Lender actually receives a distribution of Net Liquidation Proceeds After Debt Service, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service, together with interest that would have accrued on such amount through the next Payment Date. Any amounts of Net Liquidation Proceeds After Debt Service in excess of the Debt shall be paid to Borrower. Any prepayment received by Lender pursuant to this Section 2.5(a) on a date other than a Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Payment Date.

(b) Borrower shall immediately notify Lender of any Liquidation Event once Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of an Individual Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of the Property, on the date on which a commitment for such refinancing has been entered into. The provisions of this Section 2.5(b) shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or Transfer of the Property set forth in this Agreement, the other Loan Documents and the Mortgage Loan Documents.

Section 2.6 Lockbox Account/Cash Management.

2.6.1 Lockbox Account.

(a) During the term of the Loan, Borrower shall cause Mortgage Borrower to establish and maintain the Lockbox Account with Lockbox Bank in trust for the benefit of Mortgage Lender, which Lockbox Account shall be under the sole dominion and control of Mortgage Lender. The Lockbox Account shall be an Eligible Account and shall not be commingled with other monies held by Mortgage Borrower, Manager or Lockbox Bank. Borrower shall cause Mortgage Borrower, and shall cause Manager to, deposit all amounts received by Mortgage Borrower or Manager constituting Rents into the Lockbox Account within one (1) Business Day after receipt thereof.

(b) Borrower shall cause Mortgage Borrower to obtain from Lockbox Bank its agreement that funds deposited into the Lockbox Account shall be swept by the Lockbox Bank on a daily basis into the Mortgage Cash Management Account and applied and disbursed in accordance with the Mortgage Cash Management Agreement.

(c) Borrower shall not permit or cause Mortgage Borrower to further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC financing statements, except those naming Mortgage Lender as the secured party, to be filed with respect thereto.

2.6.2 Cash Management.

(a) During the term of the Loan, Borrower shall cause Mortgage Borrower to establish and maintain the Mortgage Cash Management Account and the other accounts in which the Mortgage Loan Reserve Funds are held in accordance with the Mortgage Loan Documents (collectively, the “Mortgage Loan Accounts”), which Mortgage Loan Accounts shall be under the sole dominion and control of Mortgage Lender. Borrower shall not cause or permit Mortgage Borrower in any way to alter or modify the Mortgage Loan Accounts and shall notify Lender of the account numbers thereof. Mortgage Lender shall have the sole right to make withdrawals from the Mortgage Loan Accounts to be applied in accordance with the Mortgage Loan Documents.

(b) As of the date hereof, pursuant to the Mortgage Loan Documents (and subject to the terms thereof), on each Payment Date, after payment of all sums due and payable to Mortgage Lender, so long as no Mortgage Loan Default has occurred and is continuing, the then-current Monthly Debt Service Payment Amount due and payable under the Loan Documents shall be paid to Lender via federal wire transfer or automatic clearing house funds (“ACH”) from the Mortgage Cash Management Account to the Mezzanine Collection Account and maintained in accordance with the Mezzanine Cash Management Agreement. Borrower shall also direct or cause Mortgage Borrower to direct all Net Liquidation Proceeds After Debt Service to be deposited into the Mezzanine Collection Account.

(c) As a condition to (i) the satisfaction of the Mortgage Loan, (ii) Lender’s approval of a new Mortgage Loan, or (iii) in the event that the Mortgage Lender no longer requires the Mortgage Cash Management Agreement and related lockbox agreement (“Mortgage Cash Management System”), Borrower shall enter into and/or shall cause Mortgage Borrower to enter into a substitute lockbox agreement with Lender, acceptable to Lender, that shall direct all Rents to be deposited directly by the Tenants or payors thereof (or, if received by Mortgage Borrower or Manager, by such Persons) into the Mezzanine Collection Account or other account designated by Lender (the “Substitute CMA Agreement”) on substantially the same terms as the lockbox agreement entered into as of the date hereof in connection with the Mortgage Loan. Borrower’s failure to: (A) provide Lender with timely notice of any termination of the Mortgage Cash Management System, (B) in the case of (i) or (ii) above, receive Lender’s consent prior to termination of the Mortgage Cash Management System, or (C) promptly cause Mortgage Borrower and Manager to enter into the Substitute CMA Agreement, shall be an immediate Event of Default hereunder (without the need for notice or any right to cure) and entitle Lender to exercise its rights hereunder in the event of such an Event of Default. To the extent that the Mortgage Loan (or a refinancing thereof) requires that all Rents be deposited directly into a lockbox account controlled by Mortgage Lender (or a refinancing mortgage lender), then the Substitute CMA Agreement shall be entered into for the benefit of the Mortgage Lender and provide that all Rents, after payment of any sums due and payable under the Mortgage Loan (or refinancing loan documents) shall be paid by federal wire transfer or ACH to the Mezzanine Collection Account. Borrower hereby irrevocably directs and authorizes Lender to withdraw funds from the Mezzanine Collection Account and any lockbox account established under a Substitute CMA Agreement all in accordance with the terms and conditions of the Mezzanine Cash Management Agreement and the Substitute CMA Agreement and this Agreement. Borrower shall have no right of withdrawal in respect of the Mezzanine Collection Account or any account established under a Substitute CMA Agreement. Each transfer of funds to be made hereunder shall be made only to the extent that funds are on deposit in the Mezzanine Collection Account, and Lender shall have no responsibility to make additional funds available in the event that funds on deposit are insufficient.

2.6.3 Mezzanine Collection Account.

(a) Borrower hereby grants to Lender a first priority security interest in the Mezzanine Collection Account and all deposits at any time contained therein and the proceeds thereof and shall take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Mezzanine Collection Account, including filing UCC financing statements and continuations thereof. Borrower shall not in any way alter or modify the Mezzanine Collection Account. All costs and expenses for establishing and maintaining the Mezzanine Collection Account shall be paid by Borrower. This Agreement, together with the Mezzanine Cash Management Agreement and other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of Delaware and New York) in the Mezzanine Collection Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. The Mezzanine Collection Account constitutes a “deposit account” within the meaning of the Uniform Commercial Code of the State of Delaware.

(b) On the Closing Date Borrower shall cause Mortgage Borrower to enter into an irrevocable direction letter to Mortgage Lender, instructing Mortgage Lender to pay the Monthly Debt Service Payment Amount to Lender to be deposited into the Mezzanine Collection Account, to the extent funds are available for such purpose in the Mezzanine Loan Reserve Account (as defined in the Mortgage Loan Agreement) pursuant to Lender’s instructions.

(c) Neither Borrower nor Mortgage Borrower nor any other Person shall have any right, title or interest in or to any of the Monthly Debt Service Payment Amount from and after the time at which the Mortgage Lender becomes obligated under the Mortgage Loan Documents to transfer the Monthly Debt Service Payment Amount to Lender. No accounts shall be maintained by Mortgage Borrower, Borrower or any other Person with respect to the collection of rents, revenues, proceeds or other income from the Property or for the collection of Rents, except for the Lockbox Account, the Mortgage Loan Mortgage Cash Management Account, and the Mezzanine Collection Account.

(d) Upon the occurrence of an Event of Default, any funds on deposit in the Mezzanine Collection Account and all other funds received by Lender in respect of the Loan, shall be disbursed and applied in such order and such manner as Lender shall elect in its discretion. If Borrower shall at any time receive any Rents other than in accordance with this Agreement, Borrower shall hold all such payments in trust for Lender, shall not co-mingle such payments with other funds of Borrower, and shall immediately pay and deliver in kind, all such payments directly to Lender for application by Lender in accordance with this Agreement.

(e) Borrower hereby agrees for the benefit of itself and Mortgage Borrower that all payments actually received by Lender shall be deemed payments to Borrower by Mortgage Borrower. Lender shall apply any and all such payments actually received by Lender for application in accordance with this Agreement.

(f) The insufficiency of funds on deposit in the Mezzanine Collection Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

ARTICLE III - CONDITIONS PRECEDENT TO CLOSING

The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application or term sheet for the Loan issued by Lender.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations.

4.1.1 Organization. Borrower and Mortgage Borrower (a) has been duly organized and is validly existing and in good standing with requisite power and authority to transact the businesses in which it is now engaged, (b) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations, (c) possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to transact the businesses in which it is now engaged. The sole business of Borrower is the ownership, management and operation of the Mortgage Borrower. Borrower is a “registered organization” within the meaning of the UCC. The ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule II.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, organizational document, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity, arbitrations, or governmental investigations by or before any Governmental Authority or other agency now pending, filed, or, to Borrower’s knowledge, threatened against or affecting Borrower, Guarantor, Mortgage Borrower or the Property or any portion thereof, which actions, suits or proceedings, or governmental investigations, if determined against Borrower, Mortgage Borrower, Guarantor or the Property or any portion thereof, might materially adversely affect (a) title to the Property or any portion thereof; (b) Borrower’s ability to perform under the Loan; (c) Guarantor’s ability to perform under the Guaranty; (d) the use, operation or value of the Property or any portion thereof; (e) the principal benefit of the Collateral or other security intended to be provided by the Loan Documents; (f) the current principal use of the Property or any portion thereof; or (g) the current ability of the Property to generate net cash flow sufficient to service the Loan or the Mortgage Loan.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower, the Collateral, or the Property (or any portion thereof), or Mortgage Borrower’s business, properties or assets, operations or condition, financial or otherwise.

Neither Borrower nor Mortgage Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Mortgage Borrower, the Collateral, or the Property (or any portion thereof) is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower, Mortgage Borrower, the Collateral or the Property (or any portion thereof) is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents and Mortgage Loan Documents, as applicable.

4.1.6 UCC Insurance; Mezzanine Lender Endorsement. The Pledgor under the Pledge Agreement is the record and beneficial owner of, and has good and marketable title to the Collateral, free and clear of all Liens whatsoever, except the Liens created by the Loan Documents. The Pledge Agreement, together with the UCC financing statements relating to the Collateral, will create a valid lien on and security interest in and to, the Collateral, all in accordance with the terms thereof. Mortgage Borrower’s policy of owner’s title insurance includes a “mezzanine lender’s endorsement.”

4.1.7 Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person in the last seven (7) years, and neither Borrower nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9 No Plan Assets. Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute , regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including the exercise by Lender of any of its rights under the Loan Documents.

4.1.10 Compliance. Each of Mortgage Borrower, Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including building and zoning ordinances and codes. Borrower is not, and to the best of Borrower’s knowledge, Mortgage Borrower is not, in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower, Mortgage Borrower, or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property. On the Closing Date, the Improvements at the Property were in material compliance with applicable law.

4.1.11 Financial Information. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Mortgage Borrower, Collateral, and the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Collateral, Mortgage Borrower, Property (or any portion thereof) or the current operation thereof, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower, or to Borrower’s best knowledge, the Mortgage Borrower, from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.15 Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.16 No Prior Assignment. There are no prior assignments of the Collateral that are presently outstanding except in accordance with the Loan Documents.

4.1.17 Insurance. Borrower has obtained and has delivered to Lender certified copies of the Policies (or other evidence acceptable to Lender) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower, Mortgage Borrower, nor any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.18 Leases. The Property is not subject to any leases other than the Leases described in the rent roll attached hereto as Schedule I and made a part hereof, which rent roll is true, complete and accurate in all respects as of the Closing Date. Mortgage Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property (or any portion thereof) or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder.

No Rent has been paid more than one (1) month in advance of its due date. All security deposits are held by Mortgage Borrower in accordance with applicable law. All work to be performed by Mortgage Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Mortgage Borrower to any Tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is outstanding. No Tenant listed on Schedule I has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No Tenant under any Lease has any right or option for additional space in the Improvements.

4.1.19 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements have been paid in connection with the transfer of the Collateral or are being paid simultaneously herewith. All recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements in connection with the execution, delivery, filing, registration, perfection or enforcement of any of the Loan Documents, including the Pledge Agreement, have been paid. Borrower has caused Mortgage Borrower to pay all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Security Instrument.

4.1.20 Special Purpose Entity/Separateness.

(a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that Borrower is, shall be and shall continue to be a Special Purpose Entity.

(b) The representations, warranties and covenants set forth in Section 4.1.20(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) Any and all of the stated facts and assumptions made in any Insolvency Opinion, including any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each entity other than Borrower with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(d) Borrower covenants and agrees that no resignation or removal of any Independent Director, and no appointment of any successor Independent Director, shall be effective until Lender shall have consented in writing to such appointment (which consent shall be deemed given if the successor Independent Director is provided by a nationally recognized professional services provider and otherwise shall not be unreasonably withheld, conditioned or delayed), provided however, that no Independent Director shall resign or be removed, and no successor Independent Director shall be appointed, without in each case at least thirty (30) days’ prior written notice prior to Lender.

4.1.21 Management Agreement. To the best of Borrower’s knowledge, the Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on commercially reasonable terms.

4.1.22 Illegal Activity. No portion of the Collateral has been or will be purchased with proceeds of any illegal activity.

4.1.23 No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule I), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Collateral or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.24 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.25 Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.26 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the State of Delaware and Borrower’s organizational identification number is 5153627.

4.1.27 Mortgage Loan Representations and Warranties. All of the representations and warranties contained in the Mortgage Loan Documents are hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver amendment or other modification thereof by the Mortgage Lender or to whether the related Mortgage Loan Document has been repaid, defeased or otherwise terminated, unless otherwise consented to in writing by Lender.

4.1.28 Title Insurance Proceeds. Borrower covenants, subject to the Mortgage Lender’s rights under the Mortgage Loan Documents, to remit (or cause the Mortgage Borrower to remit) to Lender all title insurance proceeds paid by the title insurance company insuring Mortgage Borrower’s title to the Property upon the occurrence of any loss under such title insurance policy (“Title Insurance Proceeds”); provided, however, in no event shall the Title Insurance Proceeds paid to Lender exceed, in the aggregate, the outstanding amount of the Debt.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V - BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all Debt or the earlier release of the Liens under the Pledge Agreement encumbering the Collateral (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits, authorizations, and franchises, and cause Mortgage Borrower to comply with all Legal Requirements. There shall never be committed by Borrower, and Borrower shall never permit Mortgage Borrower or any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to, and agrees to not permit Mortgage Borrower to, commit, permit or suffer to exist or cause any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and cause Mortgage Borrower to preserve all the remainder of its property used or useful in the conduct of its business and shall keep such property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall cause Mortgage Borrower to keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrower shall from time to time, upon Lender’s request, cause Mortgage Borrower to provide Lender with evidence reasonably satisfactory to Lender that the Property complies with all Legal Requirements or is exempt from compliance with Legal Requirements. Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to a violation of any Legal Requirements and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Borrower shall cause Mortgage Borrower to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable. Borrower shall deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other

Charges would otherwise be delinquent if not paid. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent. Notwithstanding the foregoing, Borrower need not pay or cause Mortgage Borrower to pay Taxes directly nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited with the Mortgage Lender pursuant to the Mortgage Loan Documents. Borrower shall cause Mortgage Borrower to promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall cause the prompt payment for all utility services provided to the Property. After prior written notice to Lender, Borrower, at Borrower’s own expense, may permit Mortgage Borrower to contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property, the Collateral, nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall cause the prompt payment, upon final determination thereof, of the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; (vi) Borrower shall or shall cause Mortgage Borrower to have set aside adequate reserves for the payment of the Taxes, together with all interest and penalties thereon, unless such Taxes have been paid under protest; and (vii) Borrower shall cause Mortgage Borrower to furnish such security as may be required in the proceeding, or as may be requested by Mortgage Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower, Mortgage Borrower and/or Guarantor which might materially adversely affect Borrower’s, Mortgage Borrower’s, or Guarantor’s condition (financial or otherwise) or business, the Property (or any portion thereof), or the Collateral.

5.1.4 Access to Property. Borrower shall cause Mortgage Borrower to permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.9 Principal Place of Business, State of Organization. Borrower shall not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation or Borrower’s corporate or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s discretion. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property (or any portion thereof) as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.

5.1.10 Financial Reporting. (a) Borrower shall keep and maintain or shall cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and Mortgage Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower shall furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements of Borrower and Mortgage Borrower audited by an independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property, an annual rent roll and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual net operating income, net cash flow, gross income, and operating expenses.

(c) Borrower shall furnish, or cause to be furnished, to Lender on or before twenty (20) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower, Mortgage Borrower, and the Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject quarter; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting net operating income, gross income, and operating expenses (not including any contributions to the Replacement Reserve Fund and the Required Repair Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses; and (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding three (3), six (6), and twelve (12) month periods as of the last day of such quarter. In addition, such certificate shall also be accompanied by an Officer’s Certificate stating that the representations and warranties of Borrower set forth in Section 4.1.20 are true and correct as of the date of such certificate.

(d) Until the earlier of Securitization or twelve (12) months after the date of this Agreement, Borrower shall furnish, or cause to be furnished, to Lender on or before twenty (20) days after the end of each calendar month, all of the following items with respect to the previous calendar month, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower, Mortgage Borrower, and the Property (subject to normal year-end adjustments) as applicable: (A) a rent roll for the subject month; (B) monthly operating statement(s) of the Property; and (C) year-to-date operating statement(s) of the Property.

(e) Not later than each February 1 during the term of the Loan upon Lender’s request, Borrower shall furnish or cause to be furnished to Lender, for Lender’s approval, a report setting forth the minimum economic terms that Mortgage Borrower proposes for use in connection with the standard lease form for leases of portions of the Property during the twelve month period beginning upon such anniversary date. The terms set forth in the leasing report shall reflect the prevailing market conditions for like properties in the locality of the Property.

(f) Borrower shall submit or cause Mortgage Borrower to submit to Lender for the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, an Annual Budget not later than sixty (60) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s written approval (each such Annual Budget, an “Approved Annual Budget”). If Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges.

(g) If Borrower or Mortgage Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which may be given or denied in Lender’s discretion.

(h) Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property (or any portion thereof) and the financial affairs of Borrower as may be reasonably requested by Lender.

(i) Borrower shall cause Guarantor to furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Guarantor: (i) financial statements audited by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably required by Lender or (ii) a signed personal financial statement in a form satisfactory to Lender if such Guarantor is an individual.

(j) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).

(k) Unless otherwise delivered to Lender pursuant to the provisions of this Section 5.1.10, Borrower shall deliver or cause Mortgage Borrower to deliver to Lender all of the financial statements, reports, certificates and related items delivered or required to be delivered by Mortgage Borrower to Mortgage Lender under the Mortgage Loan Documents as and when due under the Mortgage Loan Documents.

5.1.11 Business and Operations. Borrower shall qualify to do business and shall remain in good standing under the laws of the jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of the Collateral.

5.1.12 Title to the Property. Borrower shall cause Mortgage Borrower to warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Security Instrument on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including attorneys’ fees and expenses) incurred by Lender if an interest in the Property (or any portion thereof), other than as permitted hereunder, is claimed by another Person.

5.1.13 Costs of Enforcement. In the event (a) that the Security Instrument encumbering the Property (or any portion thereof) is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering the Property (or any portion thereof) prior to or subsequent to the Security Instrument in which proceeding Lender exercises any or all of its rights or remedies under the Pledge Agreement or any other Loan Documents as and when permitted thereby, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

5.1.14 Estoppel Statement.

(a) After request by Lender, Borrower shall within ten (10) days furnish Lender or any proposed assignee of the Loan with a statement, duly acknowledged and certified, setting forth (i) the Original Principal Amount, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the terms of payment and Maturity Date, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, there are no Defaults or Events of Default under this Agreement or any of the other Loan Documents, (vii) that the Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and (provided the Property is not a residential multifamily property) have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the best knowledge of Borrower, any of the lessees under the Leases are in default under the Leases, and, if any of the lessees are in default, setting forth the specific nature of all such defaults, (xii) the amount of security deposits held by Mortgage Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases.

(b) Borrower shall (or shall cause Mortgage Borrower to), from time to time, obtain from Mortgage Lender such certificates of estoppel with respect to compliance by Mortgage Borrower with the terms of the Mortgage Loan Documents as may be reasonably requested by Lender. In the event or to the extent that Mortgage Lender is not legally obligated to deliver such certificates of estoppel and is unwilling to deliver the same, then Borrower shall not be in breach of this provision so long as Borrower furnishes to Lender an estoppel executed by Borrower and Mortgage Borrower expressly representing to Lender the information requested by Lender regarding compliance by Mortgage Borrower with the terms of the Mortgage Loan Documents. Borrower hereby indemnifies Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including attorneys’ and other professional fees, whether or not suit is brought, and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition, or circumstances relating to the Mortgage Loan which was misrepresented in, or which warrants disclosure and was omitted from such estoppel executed by Borrower and Mortgage Borrower.

(c) Borrower shall cause Mortgage Borrower to obtain and Borrower shall deliver to Lender upon request, tenant estoppel certificates from each commercial Tenant leasing space at the Property in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

5.1.15 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.16 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.17 Leasing Matters. Any Leases with respect to the Property written after the date hereof, for more than 3,000 square feet shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon request, Borrower shall furnish Lender with executed copies of all Leases. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Security Instrument and that the lessee agrees to attorn to Mortgage Lender or any purchaser at a sale by foreclosure or power of sale. Borrower (i) shall cause Mortgage Borrower to observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall cause Mortgage Borrower to enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property (or any portion thereof) involved except that no termination by Mortgage Borrower or acceptance of surrender by a Tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property (or any portion thereof); provided, however, that no such termination or surrender of any Lease covering more than 3,000 square feet will be permitted without the prior written consent of Lender; (iii) shall not permit Mortgage Borrower to collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not permit Mortgage Borrower to execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not permit Mortgage Borrower to alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall cause Mortgage Borrower to execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not permit Mortgage Borrower to enter into a lease of all or substantially all of the Property without Lender’s prior written consent. Notwithstanding anything to the contrary contained herein, all new Leases and all amendments, modifications, extensions, and renewals of existing Leases with Tenants that are Affiliates of Mortgage Borrower or Borrower shall be subject to the prior written consent of Lender.

5.1.18 Alterations. Borrower shall obtain Lender’s prior written consent to causing or permitting Mortgage Borrower to cause any alterations to any Improvements, which consent shall not be unreasonably withheld or delayed except with respect to alterations that may have a material adverse effect on Borrower’s or Mortgage Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income, provided that such alterations are made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, or (c) alterations performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of the Mortgage Loan Agreement. If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property(or any portion thereof (other than such amounts to be paid or reimbursed by Tenants under the Leases) shall at any time exceed $100,000.00 (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that, at Lender’s option, the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that, at Lender’s option, the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.1.19 Operation of Property. (a) Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable. If the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall cause Mortgage Borrower to promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b) Borrower shall: (i) promptly cause Mortgage Borrower to perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) cause Mortgage Borrower to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

5.1.20 Embargoed Person. Borrower has performed and shall perform and cause Mortgage Borrower to perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Mortgage Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Mortgage Borrower or Guarantor, as applicable, with the result that the investment in Borrower, Mortgage Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Mortgage Borrower or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, Mortgage Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.

5.1.21 Mortgage Loan Reserve Funds. Borrower shall cause Mortgage Borrower to deposit and maintain each of the Mortgage Loan Reserve Funds as more particularly set forth in the Mortgage Loan Agreement and to perform and comply with all the terms and provisions relating thereto. Borrower grants to Lender a first-priority perfected security interest in Borrower’s interest in each of the Mortgage Loan Reserve Funds, if any, subject to the prior rights of Mortgage Lender, and any and all monies now or hereafter deposited in each Mortgage Loan Reserve Fund as additional security for payment of the Debt to the extent Borrower has an interest in same. Subject to the qualifications regarding Mortgage Lender’s interest in the Mortgage Loan Reserve Funds, if any, until expended or applied in accordance with the Mortgage Loan Documents or the Loan Documents, Borrower’s interest in the Mortgage Loan Reserve Funds shall constitute additional security for the Debt and upon the occurrence of an Event of Default, Lender may, in addition to any and all other remedies available to Lender, apply any sums then present in any or all of the Mortgage Loan Reserve Funds to the payment of the Debt in any order in its discretion.

5.1.22 Special Distributions. On each date on which amounts are required to be disbursed to Lender into the Mezzanine Collection Account from the Mezzanine Loan Reserve Account pursuant to the terms of the Mortgage Cash Management Agreement and Mortgage Loan Agreement or are required to otherwise be paid Lender under any of the Loan Documents, Borrower shall exercise its rights under the Mortgage Borrower Company Agreement to cause Mortgage Borrower to make to Borrower a distribution in an aggregate amount such that Lender shall receive the amount required to be disbursed from the Mezzanine Loan Reserve Account or otherwise paid to Lender on such date.

5.1.23 Curing. Lender shall have the right, but shall not have the obligation, to exercise Borrower’s rights under the Mortgage Borrower Company Agreement (a) to cure a Mortgage Loan Default and (b) to satisfy any Liens, claims or judgments against the Property (except for Liens permitted by the Mortgage Loan Documents), in the case of either (a) or (b), unless Borrower or Mortgage Borrower shall be diligently pursuing remedies to cure to Lender’s satisfaction. Borrower shall reimburse Lender on demand for any and all costs incurred by Lender in connection with curing any such Mortgage Loan Default or satisfying any Liens, claims or judgments against the Property.

5.1.24 Environmental Covenants.

(a) Borrower covenants and agrees that: (i) all uses and operations on or of the Property, whether by Borrower, Mortgage Borrower, or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from the Property; (iii) there shall be no Hazardous Substances in, on, or under the Property, except those that are (A) in compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law), (B) de-minimis amounts necessary to operate the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law and (C) fully disclosed to Lender in writing; (iv) Borrower shall and shall cause Mortgage Borrower to keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate and cause Mortgage Borrower to fully and expeditiously in all activities pursuant to subsection (b) below, including providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole cost and expense, perform and cause Mortgage Borrower to perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender made if Lender has reason to believe that an environmental hazard exists on the Property (including sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lender (or cause Mortgage Borrower to share with Lender) the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, at its sole cost and expense, comply and cause Mortgage Borrower to comply with all reasonable written requests of Lender made if Lender has reason to believe that an environmental hazard exists on the Property (A) reasonably effectuate Remediation of any condition (including a Release of a Hazardous Substance) in, on, under or from the Property; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment; (viii) Borrower shall not do or allow Mortgage Borrower or any Tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property; (ix) Borrower shall immediately notify Lender in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever (including a governmental entity) relating in any way to the release or potential release of Hazardous Substances or Remediation thereof, likely to result in liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section; (x) Borrower shall not and shall not permit Mortgage Borrower to install, use, generate, manufacture, store, treat, release or dispose of, nor permit the installation, use, generation, storage, treatment, release or disposal of, any Hazardous Substances (except de-minimis amounts necessary to operate the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law) on, under or about the Property, and all uses and operations on or of the Property, whether by Borrower or Mortgage Borrower or any other person or entity, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (xi) Borrower shall not make and shall not permit Mortgage Borrower to make any change in the use or condition of the Property which (A) might lead to the presence on, under or about the Property of any Hazardous Substances which is not in accordance with any applicable Environmental Law, or (B) would require, under any applicable Environmental Law, notice be given to or approval be obtained from any governmental agency in the event of a transfer of ownership or control of the Property, in each case without the prior written consent of Lender; (xii) Borrower shall not allow any Institutional Control on or to affect the Property; and (xiii) Borrower shall and shall cause Mortgage Borrower to take all acts necessary to preserve its status, if applicable, as an “innocent landowner,” “contiguous property owner,” or “prospective purchaser” as to the Property and as those terms are defined in CERCLA; provided, however, that this covenant does not limit or modify any of Borrower’s other duties or obligations under this Agreement.

(b) If Lender has reason to believe that an environmental hazard exists on the Property that may, in Lender’s discretion, endanger any Tenants or other occupants of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable notice from Lender, Borrower shall, at Borrower’s expense, promptly cause Mortgage Borrower to engage an engineer or consultant satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has reason to believe that an environmental hazard exists on the Property that, in Lender’s judgment, endangers any Tenant or other occupant of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable notice to Borrower, Lender and any other Person designated by Lender, including any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower shall cooperate with and provide Lender and any such Person designated by Lender with access to the Property.

5.1.25 Mortgage Borrower Covenants. Borrower shall cause Mortgage Borrower to comply with all obligations with which Mortgage Borrower has covenanted to comply under the Mortgage Loan Agreement and all other Mortgage Loan Documents for so long as the Mortgage Loan is outstanding.

Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Pledge Agreement and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it shall not do, directly or indirectly, any of the following:

5.2.1 Operation of Property.

(a) Borrower shall not permit Mortgage Borrower, without Lender’s prior written consent (which consent shall not be unreasonably withheld), to do any of the following: (i) surrender, terminate, cancel, amend or modify the Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not permit Mortgage Borrower to exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s discretion.

(c) If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower shall not cause or permit Mortgage Borrower to cause or permit the nonconforming use or Improvement to be discontinued or abandoned without the express written consent of Lender.

5.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances.

5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction.

5.2.4 Change In Business. Borrower shall not enter into any line of business other than the ownership and operation of the Collateral and shall not permit Mortgage Borrower to enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower or Mortgage Borrower set forth herein.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6 Zoning. Borrower shall not permit Mortgage Borrower to initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7 No Joint Assessment. Borrower shall not permit Mortgage Borrower to suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.2.8 ERISA.

(a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans and (C) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.9 Transfers.

(a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and Mortgage Borrower and their stockholders, general partners, members, principals and (if Borrower or Mortgage Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Mortgage Borrower’s ownership of the Property and Borrower’s ownership of the Collateral as a means of maintaining the value of the Collateral as security for repayment of the Debt. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Collateral and the Property so as to ensure that, should Borrower default in the repayment of the Debt, Lender can recover the Debt by a sale of the Collateral.

(b) Without the prior written consent of Lender, Borrower shall not, and shall not permit Mortgage Borrower or any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Collateral or the Property or any part thereof or any legal or beneficial interest therein, or (ii) permit a Sale or Pledge of any Equity Interests in Borrower, Mortgage Borrower, or any Restricted Party. Any Transfer made in violation of this Agreement shall be void. Notwithstanding the foregoing to the contrary, Permitted Transfers may occur without Lender’s prior written consent.

(c) A Transfer shall include, but not be limited to: (i) an installment sales agreement wherein Borrower agrees to sell the Collateral or any part thereof for a price to be paid in installments; (ii) an agreement by Mortgage Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgage Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the Equity Interests of any general partner or any profits or proceeds relating to such Equity Interests, or the Sale or Pledge of Equity Interests of limited partners or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non member manager (or if no managing member, any member) or the Sale or Pledge of the Equity Interests of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non managing membership interests or the creation or issuance of new non managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the resignation of the managing agent (including an

Affiliated Manager) other than in accordance with the terms of this Agreement; or (viii) the cash flow from the Property (or Borrower’s rights to cash distributions from Mortgage Borrower) or any portion thereof are sold, assigned, transferred, hypothecated, pledged or otherwise encumbered, directly or indirectly, or occurring by operation of law or otherwise, other than pursuant to the Mortgage Loan Documents.

(d) Notwithstanding the provisions of this Section 5.2.9, Lender’s consent shall not be required in connection with one or a series of Transfers, of not more than forty-nine percent (49%) of the stock, the limited partnership interests or non-managing membership interests (as the case may be) in Borrower or Guarantor; provided, however, no such Transfer shall result in the change of Control in a Borrower or Guarantor, and as a condition to each such Transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer. If after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in Borrower or Guarantor are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such party as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies.

(e) Solely in connection with a sale of the Property permitted pursuant to and in accordance with Section 5.2.10(e) of the Mortgage Loan Agreement, a new borrower (“New Borrower”), owning indirectly 100% of the unencumbered equity interests in the proposed new owner of the Property (the “New Owner”) may assume Borrower’s obligations hereunder (hereafter, a “Proposed Loan Assumption”) provided that each of the following terms and conditions is satisfied in Lender’s discretion:

(i) each of the New Borrower and New Owner are approved by Lender;

(ii) each of the conditions set forth in Section 5.2.10 of the Mortgage Loan Agreement has been satisfied, as determined by Mortgage Lender;

(iii) no Event of Default has occurred and is continuing and no event shall have occurred that by the passage of time or delivery of notice would become an Event of Default;

(iv) Borrower shall give Lender written notice of such Transfer request not less than sixty (60) days prior to the proposed date of such Transfer and such Proposed New Assumption does not occur 60 days prior to or 60 days after a Securitization;

(v) Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies, if applicable);

(vi) If applicable, Lender has received a Rating Agency Confirmation regarding the Proposed Loan Assumption;

(vii) New Borrower shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including by entering into an assumption agreement in form and substance satisfactory to Lender;

(viii) Borrower shall pay Lender a transfer fee equal to one percent (1%) of the outstanding principal balance of the Loan at the time of such Transfer;

(ix) Lender shall have received such documents, certificates and legal opinions as it may reasonably request;

(x) New Owner, New Borrower and the property manager shall have sufficient experience in the ownership and management of properties similar to the Property, and Lender shall be provided with reasonable evidence thereof (and Lender reserves the right to approve the New Borrower without approving the substitution of the property manager);

(xi) prior to any release of the Guarantor, a substitute guarantor acceptable to Lender shall have assumed the Guaranty executed by Guarantor or executed a replacement guaranty reasonably satisfactory to Lender;

(xii) Borrower and New Borrower execute, without any cost or expense to Lender, any additional documents reasonably requested by Lender to evidence and perfect Lender’s interests under the Loan Documents;

(xiii) New Borrower delivers certificated securities to Lender representing 100% of the equity ownership interests in New Owner (such interests, along with any other collateral securing the Loan, the “New Collateral”) and grants Lender a perfected first priority lien in such New Collateral;

(xiv) New Borrower delivers to Lender, without any cost or expense to Lender, such endorsements to Lender’s “Eagle 9” or “UCC Plus” (or equivalent) insurance policy which insures Lender’s lien in the New Collateral, hazard insurance policy endorsements or certificates and other similar materials as Lender may reasonably deem necessary at the time of the Proposed Loan Assumption, all in form and substance satisfactory to Lender; and

(xv) Lender may, as a condition to evaluating any requested consent to a transfer, require that Borrower post a cash deposit with Lender in an amount equal to Lender’s anticipated costs and expenses in evaluating any such request for consent.

The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.

(f) Notwithstanding any provision in this Section 5.2.9 to the contrary, limited partnership or membership interests, as applicable, in Borrower may be transferred without Lender’s consent and without application of the fee set forth in Section 5.2.9(e)(viii): (i) among limited partners or members, as applicable, of Borrower who are limited partners or members, as applicable, of Borrower as of the date of this Agreement (each a “Current Owner”), and (ii) to immediate family members (which shall be limited to a spouse, parent, child and grandchild (each, an “Immediate Family Member”)), of any Current Owner or to trusts formed for the benefit of Immediate Family Members of such Current Owner for bona fide estate planning purposes (each, an “Additional Permitted Transfer”), provided each of the following conditions is satisfied: (A) no Event of Default has occurred and no event has occurred that with notice and/or the passage of time, or both, would constitute an Event of Default; (B) Lender has received Borrower’s notice of the Additional Permitted Transfer no less than 30 days prior to the commencement of such transfer; (C) no Indemnitor or Guarantor shall be released from any guaranty or indemnity agreement by virtue of the Additional Permitted Transfer; (D) Borrower shall be responsible for the costs and expenses of documenting the Additional Permitted Transfer; (E) Borrower shall reimburse Lender for all actual costs and expenses incurred by Lender in connection with the Additional Permitted Transfer, whether or not consummated; (F) once the Additional Permitted Transfer is complete, the persons with Control of Borrower and management of the Property are the same persons who have such Control and management rights immediately prior to the Additional Permitted Transfer; (G) Borrower shall furnish Lender copies of any documentation executed in connection with the Additional Permitted Transfer promptly after execution thereof; (H) Borrower shall have delivered satisfactory evidence to Lender that, following the Additional Permitted Transfer, Borrower shall continue to comply with the provisions of Section 4.1.20 hereof; (I) upon Lender’s request, delivery of an Additional Insolvency Opinion acceptable to Lender; and (J) the Additional Permitted Transfer is permitted under the Mortgage Loan Documents.

(g) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(h) Borrower shall pay all costs and expenses of Lender in connection with any Transfer, including all fees and expenses of Lender’s counsel, whether internal or outside, and the cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees.

5.2.10 Limitations on Distributions. Following the occurrence and during the continuance of an Event of Default, Borrower shall not make any distributions to its members.

5.2.11 Lost Note. Upon receipt of an affidavit of an officer of Lender and an indemnity agreement in favor of Borrower, as to the loss, theft, destruction, or mutilation of the Note or any Loan Document that is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or Loan Document, Borrower shall issue, in lieu thereof, a replacement Note or Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or Loan Document in the same principal amount thereof and otherwise of like tenor.

5.2.12 Limitation on Securities Issuances. Neither Borrower nor Mortgage Borrower shall issue any additional ownership interests or other securities other than those that have been issued as of the date hereof.

ARTICLE VI - INSURANCE; CASUALTY; CONDEMNATION

Section 6.1 Insurance.

(a) Borrower shall cause Mortgage Borrower to maintain at all times during the term of the Loan the Policies required under Section 6.1 of the Mortgage Loan Agreement. In addition, Borrower shall cause Lender to be named as an additional named insured under each of the Policies described in Sections 6.1.1(a)(ii), (v), (vii), (viii), and (x) of the Mortgage Loan Agreement. In addition, Borrower shall cause Lender to be named as a named insured together with Mortgage Lender, as their interest may appear, under the Policies required under Sections 6.1.1(a)(i), (iii), (iv), (vi), and (ix) of the Mortgage Loan Agreement. Borrower shall also cause all insurance policies required under Section 6.1 of the Mortgage Loan Agreement to provide for at least thirty (30) days prior notice to Lender in the event of policy cancellation or material changes. Borrower shall provide Lender with evidence of all such insurance required under the Mortgage Loan Agreement simultaneously with Mortgage Borrower’s provision of such evidence to Mortgage Lender.

(b) If at any time Lender is not in receipt of written evidence that all insurance required hereunder and under the Mortgage Loan Agreement is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including the obtaining of such insurance coverage as Lender in its discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and shall bear interest at the Default Rate.

Section 6.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall cause Mortgage Borrower to promptly commence and diligently prosecute the completion of the Restoration of the Property pursuant to Section 6.4 of the Mortgage Loan Agreement as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 of the Mortgage Loan Agreement. Borrower shall cause Mortgage Borrower to pay all costs of such Restoration whether or not such costs are covered by insurance. In addition, Lender may participate at its option in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Availability Threshold, and Borrower shall cause Mortgage Borrower to deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall cause Mortgage Borrower to deliver to Lender copies of any and all papers served in connection with such proceedings. Borrower shall cause Mortgage Borrower to permit Lender to participate in any such proceedings upon Lender’s determination to do so, and Borrower shall from time to time cause Mortgage Borrower to deliver to Lender all instruments requested by it to permit such participation. Borrower shall cause Mortgage Borrower to diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

If any portion of the Property is taken by a condemning authority, Borrower shall cause Mortgage Borrower to promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 of the Mortgage Loan Agreement.

Section 6.4 Restoration. Borrower shall, or shall cause Mortgage Borrower to, deliver to Lender all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under Section 6.4 of the Mortgage Loan Agreement in connection with the Restoration of the Property after a Casualty or Condemnation. Subject only to the rights of Mortgage Lender pursuant to the Mortgage Loan Agreement, all Insurance Proceeds and Casualty Proceeds (as defined in the Mortgage Loan Agreement) that are permitted by the terms of the Mortgage Loan Documents to be paid to Mortgage Borrower or otherwise distributed to Borrower or Mortgage Borrower (rather than be used to rebuild or improve the Property in accordance with the Mortgage Loan Documents) shall be immediately paid over to Lender, subject to Section 2.5, and are hereby assigned to Lender as additional collateral security hereunder.

ARTICLE VII - RESERVE FUNDS

Section 7.1 Transfer of Reserve Funds under Mortgage Loan. If Mortgage Lender waives the requirement of any of the Mortgage Loan Reserve Funds, reserves or escrow accounts required in accordance with the terms of the Mortgage Loan Agreement, or if the Mortgage Loan is refinanced or repaid in full (without a prepayment of the Loan) and any of the Mortgage Loan Reserve Funds, reserve or escrow accounts required under the terms of the original Mortgage Loan Agreement are not required under the terms of a new Mortgage Loan, if any, then Borrower shall cause any amounts that would have been deposited into any reserves or escrow accounts in accordance with the terms of the Mortgage Loan Agreement to be transferred to and deposited with Lender in accordance with the terms of this Article 7 and, if any letters of credit have been substituted by Mortgage Borrower for any such reserves or escrows as may be specifically permitted by the Mortgage Loan Agreement, then Borrower shall also cause such letters of credit to be transferred to Lender to be held by Lender upon the same terms and provisions as set forth in the Mortgage Loan Agreement.

Section 7.2 Tax and Insurance Escrow Fund.

(a) Tax and Insurance Escrow Fund. Borrower shall pay to Lender (a) on the Closing Date an initial deposit and (b) on each Payment Date thereafter (i) one-twelfth (1/12) of the Taxes and Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates, and (ii) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Any Taxes or Insurance Premiums paid by Lender from the Tax and Insurance Escrow Fund shall be deemed to be a capital contribution from Borrower to Mortgage Borrower. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be.

(b) Waiver of Tax and Insurance Escrow Fund. Borrower shall be relieved of its obligation to deliver to Lender the monthly payments for Taxes and Other Charges and Insurance Premiums, provided that (a) Mortgage Borrower is required to and does make monthly deposits under the Mortgage Loan and (b) Lender receives evidence acceptable to it of the making of such deposits and of the payment of all such Taxes and Insurance Premiums.

Section 7.3 Replacements and Replacement Reserve.

7.3.1 Replacement Reserve Fund. Borrower shall pay to Lender (a) on the Closing Date an initial deposit of $7,256.00 and (b) on each Payment Date thereafter $7,256.00 (the “Replacement Reserve Monthly Deposit”) which amounts are reasonably estimated by Lender in its discretion to be due for replacements and repairs required to be made to any Individual Property during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”. Notwithstanding the aforementioned, the aggregate amount of the Replacement Reserve Fund shall not exceed $435,339.00 in the aggregate (the “Replacement Reserve Cap”) on any Payment Date (after giving effect to the payment of the Replacement Reserve Monthly Deposit) and accordingly, to the extent a Replacement Reserve Monthly Deposit would result in the aggregate amount of Replacement Reserve Funds in the Replacement Reserve Account to exceed the Replacement Reserve Cap, such Replacement Reserve Monthly Deposit shall be decreased by an amount equal to such excess. Lender may reassess its estimate of the amount necessary for the

Replacement Reserve Fund from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days notice to Borrower if Lender determines in its discretion that an increase is necessary to maintain the proper maintenance and operation of the Property (or any portion thereof).

7.3.2 Disbursements from Replacement Reserve Account. (a) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to the Property, replacements of inventory or for costs which are to be reimbursed from the Required Repair Fund or Rollover Reserve Fund.

(b) Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to pay for the actual approved costs of Replacements or to reimburse Borrower therefor, upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 7.3.2(e) hereof) as determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if a Default or an Event of Default exists.

(c) Each request for disbursement from the Replacement Reserve Account shall be in a form specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made. With each request Borrower shall certify that all Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Property. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence satisfactory to Lender of payment of all such amounts. Except as provided in Section 7.3.2(e) hereof, each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.

(d) Borrower shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower, Lender shall issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Account. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $25,000.00 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, if payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e) If (i) the cost of a Replacement exceeds $25,000.00, (ii) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance such periodic payments, a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Account are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f) Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $25,000.00.

(g) Borrower shall make a capital contribution to Mortgage Borrower in an amount equal to any disbursements from the Replacement Reserve Account as and when such disbursements are made.

7.3.3 Performance of Replacements. (a) Borrower shall make Replacements when required in order to keep the Property in condition and repair consistent with other comparable properties in the same market segment in the metropolitan area in which the Property is located, and to keep the Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b) Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(c) In the event Lender determines in its discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d) In order to facilitate Lender’s completion or making of such Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Pledge Agreement. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney in fact with full power of substitution to complete or undertake such Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney in fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e) Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f) Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Replacements made pursuant to this Section 7.3.3. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3.

(g) Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h) The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender).

(i) Before each disbursement from the Replacement Reserve Account, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the Property since the date of recordation of the related Security Instrument and that title to the Property is free and clear of all Liens (other than the lien of the related Security Instrument and any other Liens previously approved in writing by Lender, if any).

(j) All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

7.3.4 Failure to Make Replacements. (a) It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after notice from Lender. Upon the occurrence of such an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its discretion. Lender’s right to withdraw and apply the Replacement Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b) Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

7.3.6 Waiver of Deposits to the Replacement Reserve Account. Borrower shall be relieved of its obligation to deliver to Lender the Replacement Reserve Monthly Deposit, provided that Lender receives evidence acceptable to it of the making of such deposits under the Mortgage Loan.

Section 7.4 Rollover Reserve.

7.4.1 Deposits to Rollover Reserve Fund. Borrower shall pay to Lender (a) on the Closing Date an initial deposit of $17,700.00 and (b) on each Payment Date thereafter $17,700.00 (the “Rollover Reserve Monthly Deposit”), which amounts shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred following the date hereof. Amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account”.

7.4.2 Withdrawal of Rollover Reserve Funds. Provided no Default or an Event of Default hereunder exists, Lender shall make disbursements from the Rollover Escrow Fund for tenant improvement and leasing commission obligations incurred by Borrower. All such expenses shall be approved by Lender in its discretion. Lender shall make disbursements as requested by Borrower on a quarterly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Property at Borrower’s expense prior to making a quarterly disbursement in order to verify completion of improvements for which reimbursement is sought. Borrower shall make a capital contribution to Mortgage Borrower in an amount equal to any disbursements from the Rollover Reserve Fund as and when such disbursements are made.

7.4.3 Waiver of Rollover Reserve Fund. Borrower shall be relieved of its obligation to deliver to Lender the Rollover Reserve Monthly Deposit, provided that Lender receives evidence acceptable to it of the making of such deposits under the Mortgage Loan.

Section 7.5 Bi-Lo/Kroger Rollover Reserve. (a) Borrower shall pay to Lender (a) on the Closing Date an initial deposit of $10,171.00 and (b) on each Payment Date thereafter $10,171.00 (“Bi-Lo/Kroger Rollover Reserve Monthly Deposit”), which amount shall be deposited with and held by Lender for any tenant improvement and leasing commission obligations related to either (i) that certain portion of the Property (the “Bi-Lo Space”) currently demised by Bi-Lo, Inc. (“Bi-Lo”) pursuant to that certain Lease between Bi-Lo and Borrower dated April 24, 1991 (“Bi-Lo Lease”); or (ii) that certain portion of the Property (the “Kroger

Space”) currently demised by Kroger Limited Partnership I (“Kroger”) pursuant to that certain Lease between Kroger and Borrower dated February 3, 1998 (“Kroger Lease”). Amounts so deposited shall hereinafter be referred to as the “Bi-Lo/Kroger Rollover Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Bi/Lo Kroger Rollover Reserve Account”.

(b) Provided no Default or Event of Default hereunder exists, Lender shall make disbursements from the Bi-Lo/Kroger Rollover Escrow Fund for tenant improvement and leasing commission obligations incurred by Borrower as follows: (i) up to 54% of the balance in the Bi/Lo Kroger Rollover Reserve Account at the time of the disbursement for items specifically related to the Bi-Lo Space; or (ii) up to 46% of the balance in the Bi/Lo Kroger Rollover Reserve Account at the time of the disbursement for items specifically related to the Kroger Space. All such expenses shall be approved by Lender in its discretion. Lender shall make disbursements as requested by Borrower on a quarterly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Bi-Lo Space or the Kroger Space at Borrower’s expense prior to making a quarterly disbursement in order to verify completion of improvements for which reimbursement is sought. Borrower shall make a capital contribution to Mortgage Borrower in an amount equal to any disbursements from the Bi-Lo/Kroger Rollover Reserve Fund as and when such disbursements are made.

(c) Upon payment in full of all tenant improvement and leasing commission obligations related to the Bi-Lo Space and the Kroger Space, Lender shall deposit any amounts remaining in the Bi-Lo/Kroger Rollover Reserve Account into the Rollover Reserve Account to be disbursed pursuant to Section 7.4.2 hereof.

(d) In the event that the Bi-Lo Lease is renewed for an additional period of at least five (5) years, 54% of the balance in the Bi/Lo Kroger Rollover Reserve Account shall be disbursed to Borrower within three (3) business days of the date that such renewal is executed and a copy is delivered to Lender. In the event that the Kroger Lease is renewed for an additional period of at least five (5) years, 46% of the balance in the Bi/Lo Kroger Rollover Reserve Account shall be disbursed to Borrower within three (3) business days of the date that such renewal is executed and a copy is delivered to Lender.

(e) Borrower shall be relieved of its obligation to deliver to Lender the Bi-Lo/Kroger Rollover Reserve Monthly Deposit, provided that Lender receives evidence acceptable to it of the making of such deposits under the Mortgage Loan.

Section 7.6 Excess Cash Flow Reserve Fund.

7.6.1 Deposits to Excess Cash Flow Reserve Account. During a Cash Sweep Period caused by a DSCR Trigger Event, Borrower shall deposit with Lender all Excess Cash Flow in the Mezzanine Collection Account, which shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.

7.6.2 Release of Excess Cash Flow Reserve Funds. Upon the occurrence of a Cash Sweep Event Cure, all Excess Cash Flow Reserve Funds shall be deposited into the Mezzanine Collection Account to be disbursed to Borrower in accordance with the Mezzanine Cash Management Agreement. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full shall be paid to Borrower.

Section 7.7 Reserve Funds, Generally.

(a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and the Mezzanine Collection Account and any and all monies now or hereafter deposited in each Reserve Fund and Mezzanine Collection Account as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds and funds held in the Mezzanine Collection Account shall constitute additional security for the Debt.

(b) Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds and the Mezzanine Collection Account to the payment of the Debt in any order in its discretion.

(c) The Reserve Funds and Mezzanine Collection Account shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds and Mezzanine Collection Account shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer. Unless expressly provided for in this Article VII, all interest on a Reserve Fund and Mezzanine Collection Account shall not be added to or become a part thereof and shall be the sole property of and shall be paid to Lender. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(d) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the Mezzanine Collection Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e) Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds or Mezzanine Collection Account. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds, Mezzanine Collection Account, or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f) The required monthly deposits into the Reserve Funds and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.

(g) Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be returned to Borrower.

ARTICLE VIII - DEFAULTS

Section 8.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if any portion of the Debt is not paid when due;

(ii) if any of the Taxes or Other Charges are not paid when the same are due and payable;

(iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request;

(iv) if there is a Transfer or encumbrance of any portion of the Collateral or Property without Lender’s prior written consent in violation of the provisions of this Agreement or the Pledge Agreement, or if the Liens created pursuant to any Loan Document shall cease to be a fully perfected enforceable first priority security interest;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Borrower or Mortgage Borrower shall make an assignment for the benefit of creditors;

(vii) if (A) Borrower, Mortgage Borrower, Guarantor or any other guarantor or indemnitor under any guarantee issued in connection with the Loan shall commence any case, proceeding or other action (I) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (II) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower, Mortgage Borrower, Guarantor or any other guarantor or indemnitor shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against Borrower, Mortgage Borrower, Guarantor or any other guarantor or indemnitor any case, proceeding or other action of a nature referred to in clause (A) above that is not dismissed within thirty (30) days of filing; or (C) there shall be commenced against the Borrower, Mortgage Borrower, Guarantor or any other guarantor or indemnitor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets; or (D) the Borrower, Mortgage Borrower, Guarantor or any other guarantor or indemnitor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A), (B), or (C) above; or (E) the Borrower, Mortgage Borrower, Guarantor or any other guarantor or indemnitor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Borrower breaches any covenant contained in Section 4.1.20 hereof or any negative covenant contained in Section 5.2 hereof;

(x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xii) if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(xiii) if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for three (3) days after notice to Borrower from Lender;

(xiv) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xiii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if Lender determines that such non monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;

(xv) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or the Collateral, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt; or

(xvi) a Mortgage Loan Default shall occur; or any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate or permit Mortgage Lender to accelerate the maturity of any portion of the Mortgage Loan.

Section 8.2 Remedies.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default occurs, Lender may, at its option, and without prior notice or demand, do and hereby is authorized and empowered by Borrower so to do, any or all of the following:

(i) Lender may declare the entire unpaid principal balance of the Loan to be immediately due and payable.

(ii) Lender may, from time to time, take legal action to recover any sums as the same become due, without regard to whether or not the Loan shall be accelerated and without prejudice to Lender’s right thereafter to accelerate the Loan or exercise any other remedy, if such sums remain uncollected.

(iii) Lender may institute proceedings, judicial or otherwise, for the complete or partial foreclosure of the Pledge Agreement or the complete or partial sale of the Collateral under power of sale or under any applicable provision of law. In connection with any such proceeding, Lender may sell the Collateral as an entirety or in parts and at such times and place (at one or more sales) and upon such terms as it may deem expedient unless prohibited by law from so acting.

(iv) Lender may exercise with respect to the Collateral, each right, power or remedy granted to a secured party under the UCC as enacted in the state or states applicable to any of the Collateral, including the right to foreclose upon the Collateral. Any notice of sale, disposition or other intended action by Lender with respect to the Collateral sent to Borrower in accordance with the provisions hereof at least ten (10) days prior to such action, shall constitute reasonable notice to Borrower.

(v) Lender may apply any Reserve Funds and or funds otherwise held in escrow or reserve by Lender under the Loan Documents as a credit on to Loan, in such priority and proportion as Lender deems appropriate.

(vi) Lender may, without releasing Borrower from any obligation hereunder or waiving the Event of Default, perform the obligation that Borrower failed to perform in such manner and to such extent as Lender deems necessary to protect and preserve the Collateral and Lender’s interest therein, including (i) hiring and paying legal counsel, accountants, inspectors or consultants; and (ii) paying amounts that Borrower failed to pay. Amounts disbursed by Lender shall be added to the Loan, shall be immediately due and payable, and shall bear interest at the Default Rate from the date of disbursement until paid in full.

(vii) Lender may exercise, in addition to all other rights and remedies granted in this Loan Agreement, any other rights or remedies Lender may have under the terms of any other Loan Document upon the occurrence of an event of default or Event of Default thereunder (regardless of whether an event of default or Event of Default thereunder actually occurred).

(viii) Lender may stop disbursing funds to Borrower (any Reserve Funds or otherwise) except in accordance with the approved operating budget or in accordance with the reserve provisions set forth in the Mortgage Loan Documents.

(ix) Lender may remove the manager of the Borrower and designate a replacement manager of Borrower.

(b) With respect to Borrower and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any portion of the Collateral for the satisfaction of any of the Debt in any preference or priority to any other portion of the Collateral, and Lender may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of the Debt. Lender’s remedies under this Loan Agreement are cumulative (whether set forth in this Section 8.2 or in any other Section of this Loan Agreement) with those in the other Loan Documents and otherwise permitted by law or in equity and may be exercised independently, concurrently or successively in Lender’s discretion and as often as occasion therefor shall arise. Lender’s delay or failure to accelerate the Loan or exercise any other remedy upon the occurrence of an Event of Default shall not be deemed a waiver of such right as remedy. No partial exercise by Lender of any right or remedy will preclude further exercise thereof. Notice or demand given to Borrower in any instance will not entitle Borrower to notice or demand in similar or other circumstances (except where notice is expressly required by this Loan Agreement to be given) nor constitute Lender’s waiver of its right to take any future action in any circumstance without notice or demand. Lender may release security for the Loan, may release any party liable therefor, may grant extensions, renewals or forbearances with respect thereto, may accept a partial or past due payment or grant other indulgences, or may apply any other security held by it to payment of the Loan, in each case without prejudice to its rights under the Loan Documents and without such action being deemed an accord and satisfaction or a reinstatement of the Loan. Lender will not be deemed as a consequence of its delay or failure to act, or any forbearance granted, to have waived or be estopped from exercising any of its rights or remedies.

(c) The proceeds from disposition of the Collateral shall be applied by Lender as a credit to the Loan and to recovery or reimbursement of the costs of enforcement in such priority and proportion as Lender determines appropriate.

(d) Borrower agrees that the Loan Documents are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Loan Documents shall constitute an Event of Default under each of the other Loan Documents that secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Loan Documents and (iii) such cross-collateralization and default shall in no event be deemed to constitute a fraudulent conveyance.

(e) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledges and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(f) For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted in this Section 8.2, Borrower hereby irrevocably constitutes and appoints the Lender its true and lawful attorney-in-fact, exercisable following the occurrence and during the continuance of an Event of Default, to execute, acknowledge and deliver any instruments and do and perform any acts such as are referred to in this Section 8.2 in the name and on behalf of Borrower. This power of attorney is a power coupled with an interest and cannot be revoked.

Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX - SPECIAL PROVISIONS

Section 9.1 Securitization.

9.1.1 Sale of Notes and Securitization.

(a) Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”).

(b) At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including financial statements relating to Borrower, Mortgage Borrower, Guarantors, if any, the Property, the Collateral and any Tenant of the Improvements. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property and Collateral may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower agrees that each of Borrower, Guarantor, Mortgage Borrower and their respective officers and representatives, shall, at Lender’s request, at its sole cost and expense, cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization.

Borrower and Guarantor agree, and Borrower shall cause Mortgage Borrower, to review, at Lender’s request in connection with the Securitization, the Disclosure Documents as such Disclosure Documents relate to Borrower, Mortgage Borrower, Guarantor, the Property, the Collateral and the Loan, including, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Pledge Agreement,” “Description of the Mortgage Loan and Collateral,” “The Manager,” “The Borrower,” and “Certain Legal Aspects of the Mortgage Loan,” and shall confirm that the factual statements and representations contained in such sections and such other information in the Disclosure Documents (to the extent such information relates to, or is based on, or includes any information regarding the Collateral, Borrower, Guarantor, Manager, Mortgage Borrower, and/or the Loan) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(c) Borrower agrees to make upon Lender’s written request, all structural or other changes to the Loan (including delivery of one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan and such new notes or modified note may have different interest rates and amortization schedules), modifications to any documents evidencing or securing the Loan, creation of one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers), delivery of opinions of counsel acceptable to the Rating Agencies or potential investors and addressing such matters as the Rating Agencies or potential investors may require; provided, however, that in creating such new notes or modified notes or mezzanine notes Borrower shall not be required to modify (i) the initial weighted average interest rate payable under the Note, (ii) the stated maturity of the Note, (iii) the aggregate amortization of principal of the Note, (iv) any other material economic term of the Loan, or (v) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents. In connection with the foregoing, Borrower covenants and agrees to modify the Mortgage Cash Management Agreement to reflect the newly created components and/or mezzanine loans.

(d) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any private placement memorandum, prospectus or other disclosure documents or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.

(e) Borrower hereby appoints Lender its attorney-in-fact with full power of substitution (which appointment shall be deemed to be coupled with an interest and to be irrevocable until the Loan is paid and the Pledge Agreement is discharged of record, with Borrower hereby ratifying all that its said attorney shall do by virtue thereof) to execute and deliver all documents and do all other acts and things necessary or desirable to effect any Securitization authorized hereunder; provided, however, that unless an Event of Default exists, Lender shall not execute or deliver any such documents or do any such acts or things under such power until five (5) days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower’s failure to deliver any document or to take any other action Borrower is obligated to take hereunder with respect to any Securitization for a period of ten (10) Business Days after such notice by Lender shall, at Lender’s option, constitute an Event of Default hereunder.

9.1.2 Securitization Costs. All reasonable third party costs and expenses incurred by Borrower and Guarantors in connection with Borrower’s complying with requests made under this Section 9.1 (including the fees and expenses of the Rating Agencies) shall be paid by Borrower.

Section 9.2 Right To Release Information. Following the occurrence of any Event of Default, Lender may forward to any broker, prospective purchaser of the Collateral, the Property or the Loan, or other person or entity all documents and information which Lender now has or may hereafter acquire relating to the Debt, Borrower, Mortgage Borrower, any Guarantor, any indemnitor, the Collateral, the Property and any other matter in connection with the Loan, whether furnished by Borrower, Mortgage Borrower, any Guarantor, any indemnitor or otherwise, as Lender determines necessary or desirable. Borrower irrevocably waives any and all rights it may have to limit or prevent such disclosure, including any right of privacy or any claims arising therefrom

Section 9.3 Intentionally Omitted.

Section 9.4 Matters Concerning Manager. Lender shall have the right to require Borrower to cause Mortgage Borrower to replace Manager with a Qualified Manager pursuant to a Replacement Management Agreement upon the occurrence of any of the following events: (a) an Event of Default hereunder has occurred and remains uncured, (b) Manager shall become subject to a Bankruptcy Action, (c) a default occurs under the Management Agreement, or (d) Lender has determined in its discretion that there has been a DSCR Trigger Event.

The rights of Lender (A) to approve any change in the Management Agreement, (B) to cause the termination of the existing Manager, (C) to cause the designation of any replacement property manager, and (D) to cure any default of Mortgage Borrower under the Management Agreement shall be subject to any rights of the Mortgage Lender under the Mortgage Loan Documents to take such actions, and the satisfaction of any conditions set forth in the Mortgage Loan Documents relating to the appointment of any replacement property manager. Borrower shall provide to Lender any request for action relating to a Manager, including for any change in the Management Agreement, any termination of the existing Manager or approval of any replacement property manager, within one (1) Business Day of Borrower’s receipt thereof pursuant to the provisions of the Mortgage Borrower Company Agreement. In the event both Lender and the Mortgage Lender shall have such rights relating to a Manager under the Loan Documents and Mortgage Loan Documents, respectively, Lender may exercise such rights, but only to the extent the Mortgage Lender shall not have previously exercised (or be deemed to have exercised) such rights.

Section 9.5 Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any set up fees or any other initial costs relating to or arising under the Servicing Agreement, but Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for the following costs and expenses payable by Lender to Servicer as a result of the Loan becoming specially serviced: (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees and special servicing fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, and which may be payable to a special servicer, in an amount as great as one percent of the outstanding principal balance of the Loan, upon return of the Loan by the special servicer to the master servicer, and (iii) the costs of all amounts owed to any third party contractor in connection with the Servicer obtaining any third party report, including any property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer determines to obtain or may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement).

Section 9.6 Dissemination of Information. Borrower acknowledges that Lender may provide to third parties with an existing or prospective interest in the servicing, enforcement, evaluation, performance, ownership, purchase or participation of the Loan, including any entity maintaining databases on the underwriting and performance of commercial mortgage loans, any and all information that Lender now has or may hereafter acquire relating to the Loan, the Property, Borrower, Mortgage Borrower or any Guarantor, as Lender determines necessary or desirable. To the fullest extent permitted under applicable law, Borrower irrevocably waives all rights, if any, to prohibit such disclosure, including any right of privacy.

ARTICLE X - MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender and shall be final and conclusive.

Section 10.3 Governing Law. This Agreement shall be governed, construed, applied and enforced in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof (“Governing State”). Borrower hereby consents to personal jurisdiction in the Governing State. JURISDICTION AND VENUE OF ANY ACTION BROUGHT TO ENFORCE THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY ACTION RELATING TO THE LOAN OR THE RELATIONSHIPS CREATED BY OR UNDER THE LOAN DOCUMENTS (“ACTION”) SHALL, AT THE ELECTION OF LENDER, BE IN (AND IF ANY ACTION IS ORIGINALLY BROUGHT IN ANOTHER VENUE, THE ACTION SHALL AT THE ELECTION OF LENDER BE TRANSFERRED TO) A STATE OR FEDERAL COURT OF APPROPRIATE JURISDICTION LOCATED IN THE GOVERNING STATE. BORROWER HEREBY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF THE STATE COURTS OF THE GOVERNING STATE AND OF FEDERAL COURTS LOCATED IN THE GOVERNING STATE IN CONNECTION WITH ANY ACTION AND HEREBY WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY OTHER STATE TO OBJECT TO JURISDICTION WITHIN SUCH GOVERNING STATE FOR PURPOSES OF ANY ACTION. Borrower hereby waives and agrees not to assert, as a defense to any Action or a motion to transfer venue of any Action, (i) any claim that it is not subject to such jurisdiction, (ii) any claim that any Action may not be brought against it or is not maintainable in those courts or that this Agreement may not be enforced in or by those courts, or that it is exempt or immune from execution, (iii) that the Action is brought in an inconvenient forum, or (iv) that the venue for the Action is in any way improper.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) by telecopier (with answer back acknowledged) and with a second copy to be sent to the intended recipient by an other means permitted under this Section, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	KeyBank National Association
11501 Outlook, Suite 300
Overland Park, Kansas 66211
Facsimile No.: 877-379-1625
Attention: Loan Servicing

with a copy to:	Daniel Flanigan, Esq.
Polsinelli Shughart PC
700 W. 47th Street, Suite 1000
Kansas City, Missouri 64112
Facsimile No.: (816) 753-1536

If to Borrower:	c/o Thompson National Properties, LLC
1900 Main Street, Suite 700
Irvine, California 92614
Attention: Ido Dotan
Facsimile No.: (949) 271-4915

With a copy to:	Kaplan Voekler Cunningham & Frank PLC
7 East 2nd Street
Richmond, Virginia 23218-2470
Attention: Thomas Voekler
Facsimile No.: (804) 525-1794

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7 Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. If a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity.

(a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all costs and expenses (including attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property or any portion thereof); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance, UCC insurance, and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property (or any portion thereof), the Collateral, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Collateral or the Property or any portion thereof (including any fees incurred by Servicer in connection with the transfer of the Loan to a special servicer prior to a Default or Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Mezzanine Collection Account or any Cash Management Agreement, as applicable.

(b) Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions,

judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property (or any portion thereof ) other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, KeyBank National Association or any of their Affiliates shall be subject to the prior written approval of Lender and KeyBank National Association in their discretion.

Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Collateral, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property (or any portion thereof) in preference to every other claimant whatsoever.

Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several. Under no circumstances whatsoever shall Lender have any liability for punitive, special, consequential or incidental damages in connection with, arising out of, or in any way related to or under this Agreement or any other Loan Document or in any way related to the transactions contemplated or any relationship established by this Agreement or any other Loan Document or any act, omission or event occurring in connection herewith or therewith, and, to the extent not expressly prohibited by applicable laws, Borrower for itself and its Guarantors and indemnitors waives all claims for punitive, special, consequential or incidental damages. Lender shall have no duties or responsibilities except those expressly set forth in this Agreement, the Pledge Agreement and the other Loan Documents. Neither Lender nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence or willful misconduct. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 10.24 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;

(c) the right, in accordance with the terms of this Agreement, including Section 5.1.10 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).

The rights described above in this Section 10.24 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.25 OFAC. Borrower hereby represents, warrants and covenants that neither Borrower nor any Guarantor is (or will be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby covenants to provide Lender with any additional information that Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

Section 10.26 Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterpart shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

ARTICLE XI - SPECIAL PROVISIONS

Section 11.1 The Mortgage Loan and Additional Matters.

11.1.1 Compliance with Mortgage Loan Documents. Borrower shall cause Mortgage Borrower to: (i) pay all principal, interest and other sums required to be paid by Mortgage Borrower under and pursuant to the provisions of the Mortgage Loan Documents; (ii) diligently perform and observe all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Mortgage Borrower to be performed and observed; (iii) promptly deliver to Lender (A) a true and complete copy of any notice by Mortgage Lender to Mortgage Borrower, Borrower, or Guarantor of any default under the Mortgage Loan or Mortgage Loan Default by Mortgage Borrower under the Mortgage Loan Documents and of any other material written correspondence (including electronically transmitted items) given or received by Mortgage Borrower or Guarantor to or from the Mortgage Lender or its agents, or (B) notice of a change in the business, operations, property or financial or other condition or prospects of Borrower, Mortgage Borrower, or Guarantor that could reasonably be expected to have a material adverse effect on Borrower, the ability of Borrower to perform its obligations under the Loan Documents or the rights and remedies of Lender under the Loan Documents.

11.1.2 Other Limitations. Prior to the payment in full of the Debt, neither Borrower nor Mortgage Borrower shall, without the prior written consent of Lender (which may be furnished or withheld at its discretion), give its consent or approval to any of the following actions or items:

(i) except as permitted by Lender herein (A) any refinance of the Mortgage Loan, (ii) any prepayment in full of the Mortgage Loan, (B) any Transfer of any or all of the Property or Collateral or any portion thereof, or (C) any action in connection with or in furtherance of the foregoing;

(ii) the creation or incurrence of any Lien on any portion of the Property except for Permitted Encumbrances;

(iii) the modification, amendment, consolidation, spread, restatement, waiver or termination of any of the Mortgage Loan Documents;

(iv) the terms of any Annual Budget;

(v) the distribution to the partners, members or shareholders of Mortgage Borrower of property other than cash;

(vi) except as set forth in an Approved Annual Budget or as permitted under the Mortgage Loan Documents, any (A) improvement, renovation or refurbishment of all or any part of the Property to a materially higher standard or level than that of comparable properties in the same market segment and in the same geographical area as the Property, (B) removal, demolition or material alteration of the Improvements or equipment on the Property or (C) material increase in the square footage or gross leasable area of the Improvements if a material portion of any of the expenses in connection therewith are paid or incurred by Mortgage Borrower;

(vii) any material change in the method of conduct of the business of Borrower or Mortgage Borrower;

(viii) the settlement of any claim against Borrower or Mortgage Borrower, other than a fully insured third party claim, in any amount greater than $25,000.00 (in the case of Borrower) or $25,000.00 (in the case of Mortgage Borrower);

(ix) except as required by the Mortgage Loan Documents, any determination to restore the Property after a Casualty or Condemnation.

Any breach or attempted breach of this Section 11.1.2 shall constitute an immediate Event of Default hereunder.

11.1.3 Additional Representations and Warranties. The outstanding principal balance of the Mortgage Loan, as of the Closing Date, is $26,000,000.00. No default, breach, or violation has occurred under the Mortgage Loan and no Mortgage Loan Default has occurred under the Mortgage Loan Agreement which remains uncured or unwaived, and no circumstance, event or condition has occurred or exists which, with the giving of notice and/or the or the passage time would constitute a Mortgage Loan Default. Each and every representation and warranty of Mortgage Borrower contained in any one or more of the Mortgage Loan Documents is true, correct and complete in all material respects as of the date hereof.

11.1.4 Mortgage Loan Defaults.

(i) Borrower agrees to notify Lender promptly upon the occurrence of any Mortgage Loan Default. Upon the occurrence and during the continuation of a Mortgage Loan Default, in addition to Section 5.1.23 above, Borrower agrees that Lender shall have the immediate right, without prior notice to Borrower, but shall be under no obligation to (A) pay all or any part of the Mortgage Loan and any other sums that are then due and payable, and perform any act or take any action on behalf of Borrower and/or Mortgage Borrower as may be appropriate, to cause all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Mortgage Borrower to be performed or observed thereunder to be promptly performed or observed, and (B) pay any other amounts and take any other action as Lender, in its discretion, shall deem advisable to protect or preserve the rights and interests of Lender in the Loan and/or the Collateral. Borrower shall not impede, interfere with, hinder or delay, and shall not permit Mortgage Borrower to impede, interfere with, hinder or delay, any effort or action on the part of Lender to cure any default or asserted default under the Mortgage Loan or any Mortgage Loan Default, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral following a Mortgage Loan Default.

(ii) Borrower hereby grants Lender and its designees the right to enter upon the Property at any time following the occurrence and during the continuance of any default, or the reasonable assertion by Mortgage Lender that a default has occurred, under the Mortgage Loan Documents, or any Mortgage Loan Default, for the purpose of taking any such action or to appear in, defend or bring any action or proceeding to protect Lender’s interest. Lender may take such action as Lender deems reasonably necessary or desirable to carry out the intents and purposes of this subsection (including communicating with Mortgage Lender with respect to any Mortgage Loan Default), without prior notice to, or consent from, Borrower or Mortgage Borrower. Lender shall have no obligation to complete any cure or attempted cure undertaken or commenced by Lender.

(iii) All sums so paid and the costs and expenses incurred by Lender in exercising rights under this Section 11.1.4 (including its attorneys’ fees and costs) (A) shall be added to the Debt, (B) shall bear interest at the Default Rate for the period from the date that such costs or expenses were incurred to the date of payment to Lender, and (C) shall be secured by the Pledge Agreement. Borrower hereby indemnifies Lender from and against all losses of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender as a result of the foregoing actions, except for losses arising from or related to the gross negligence or willful misconduct of Lender. In the event that Lender makes any payment in respect of the Mortgage Loan, Lender shall be subrogated to all of the rights of Mortgage Lender under the Mortgage Loan Documents against the Property, in addition to all other rights it may have under the Loan Documents.

(iv) If Lender shall receive a copy of any notice of default under the Mortgage Loan Documents sent by Mortgage Lender, or any notice of Mortgage Loan Default, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. As a material inducement to Lender’s making the Loan, Borrower hereby absolutely and unconditionally releases and waives all claims against Lender arising out of Lender’s exercise of its rights and remedies provided in this Section 11.1, except for Lender’s gross negligence or willful misconduct.

11.1.5 Acquisition of the Mortgage Loan. None of Borrower, Mortgage Borrower, Guarantor, or any Affiliate of any of the foregoing shall acquire or agree to acquire the Mortgage Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of the Mortgage Loan, via purchase, transfer, exchange, operation of law, or otherwise, and any breach or attempted breach of this Section 11.1.5 shall constitute an immediate Event of Default hereunder. If, solely by operation of applicable subrogation law, Borrower, Mortgage Borrower, Guarantor, or any Affiliate of any of the foregoing shall have failed to comply with the foregoing, then Borrower shall (i) immediately notify Lender of such failure, and (ii) cause any and all such prohibited parties acquiring any interest in the Mortgage Loan Documents (A) not to enforce the Mortgage Loan Documents, and (B) upon the request of Lender, to the extent any of such prohibited parties has or have the power or authority to do so, to promptly (1) cancel the promissory note evidencing the Mortgage Loan, (2) reconvey and release the Liens securing the Mortgage Loan and any other collateral under the Mortgage Loan Documents, and (3) discontinue and terminate any enforcement proceeding(s) under the Mortgage Loan Documents.

11.1.6 Deed in Lieu of Foreclosure. Without the express prior written consent of Lender, Borrower shall not, and Borrower shall not cause, suffer or permit Mortgage Borrower to, enter into, execute, deliver, or consent to, as the case may be, any deed-in-lieu or consensual foreclosure with or for the benefit of Mortgage Lender or any of its Affiliates or designees.

11.1.7 Refinancing or Prepayment of the Mortgage Loan. Borrower shall not consent to or permit a refinancing of the Mortgage Loan without Lender’s prior written consent, as determined in Lender’s discretion.

11.1.8 Intercreditor Agreement. Borrower hereby acknowledges and agrees that any intercreditor agreement entered into between Lender and Mortgage Lender (including the Intercreditor Agreement) will be solely for the benefit of Lender and Mortgage Lender, and that neither Borrower nor Mortgage Borrower shall be third-party beneficiaries (intended or otherwise) of any of the provisions therein, have any rights thereunder, or be entitled to rely on any of the provisions contained therein. Lender and Mortgage Lender have no obligation to disclose to Borrower or Mortgage Borrower the contents of any such intercreditor agreement (including the Intercreditor Agreement). Borrower’s obligations hereunder are and will be independent of any such intercreditor agreement (including the Intercreditor Agreement) and shall remain unmodified by the terms and provisions thereof. The failure of the Intercreditor Agreement to remain in full force and effect, or the repudiation or attempted repudiation of its obligations thereunder by Mortgage Lender, shall constitute an immediate Event of Default hereunder.

11.1.9 Independent Approval Rights. If any action, proposed action or other decision is consented to or approved by Mortgage Lender, such consent or approval shall not be binding or controlling on Lender. Borrower hereby acknowledges and agrees that (i) the risks of Mortgage Lender in making the Mortgage Loan are different from the risks of Lender in making the Loan, (ii) in determining whether to grant, deny, withhold or condition any requested consent or approval, Mortgage Lender and Lender may reasonably reach different conclusions, and (iii) Lender has an absolute independent right to grant, deny, withhold or condition any requested consent or approval based on its own point of view, but subject to the standards of consent set forth herein. Furthermore, the denial by Lender of a requested consent or approval shall not create any liability or other obligation of Lender if the denial of such consent or approval results directly or indirectly in a Mortgage Loan Default, and Borrower hereby waives any claim of liability against Lender arising from any such denial unless Lender has not complied with any applicable standard for consent. The rights described above may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

11.1.10 Special Purpose Entity.

Subsection (xix)(C) of the definition of “Special Purpose Entity” is hereby modified by deleting “provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;” therefrom.

The first line of Subsection (xxvii) of the definition of “Special Purpose Entity” is hereby modified by deleting “stationery” therefrom.

11.1.11 Principal Place of Business, State or Organization. The fourth line of Section 5.1.9 is hereby modified by inserting “(except for Permitted Transfers)” between “structure” and “unless”.

The eighth line of Section 5.1.9 is hereby modified by inserting “(except for Permitted Transfers)” between “structure” and “, without”.

11.1.12 Financial Reporting. The third line of Section 5.1.10(b) is hereby modified by deleting the word “independent” therefrom.

The first and second lines of Section 5.1.10(c) are hereby modified by deleting “twenty (20)” and substituting “forty-five (45)” therefor.

Section 5.1.10(e) is hereby modified by adding the following to the end thereof: “Notwithstanding the foregoing, Mortgage Borrower’s failure to lease an Individual Property on terms set forth in such report shall not constitute an Event of Default if the prevailing market conditions used to establish such report for the applicable Individual Property shall have materially deteriorated.”

The third line of Section 5.1.10(f) is hereby modified by deleting “sixty (60)” and substituting “thirty (30)” therefor.

11.1.13 Leasing Matters. Section 5.1.17 is hereby modified by adding the following to the end thereof: “Notwithstanding any provision herein to the contrary, failure of Lender to approve or disapprove a request made pursuant to this Section 5.1.17 within fifteen (15) days of receipt of Borrower’s request for same shall constitute approval provided that (a) on the face of any such request, Borrower clearly states in bold lettering that Lender’s failure to respond in such time period shall be deemed approval thereof; and (b) such request shall be accompanied by any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such matter.”

11.1.14 Alterations. The 13th line of Section 5.1.18 is hereby modified by deleting “or”. The second sentence of Section 5.1.18 is hereby modified by adding the following to the end thereof: “, or (d) restoration of the Property as necessary in the event of an emergency.” The 17th line of Section 5.1.18 is hereby modified by deleting “$100,000.00” and substituting “$250,000.00” therefor.

11.1.15 Transfers. The following is hereby added as Section 5.2.9(i): “Notwithstanding the restrictions contained in this Section 5.2.9, the following equity transfers shall be permitted without Lender’s consent: the sale, transfer or issuance of shares of common stock in any Restricted Party that is a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange (provided, that, the foregoing provisions shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)).”

11.1.16 Performance of Replacements. The first sentence of Section 7.3.3(b) is hereby modified by adding the following to the end thereof: “in excess of $25,000.00”.

11.1.17 Failure to Make Replacements. The first sentence of Section 7.3.4(a) is hereby modified by adding the following to the end thereof: “, unless such cure cannot reasonably be completed within 30 days (as determined by Lender in its discretion), in which event said cure period shall be extended for up to 60 additional days so long as Borrower shall have commenced such cure within the original 30-day period and shall diligently pursue the cure to completion.”

11.1.18 Event of Default. Section 8.1(a)(i) is hereby deleted and the following is substituted therefor: “if (A) the monthly Debt Service payment is not paid when due or (B) any other portion of the Debt is not paid within five (5) days of the date said portion is due;”

Section 8.1(a)(ii) is hereby modified by adding the following to the end thereof: “, except as may otherwise be provided in Section 5.1.2 hereof.”

11.1.19 Right to Release Information. The third line of Section 9.2 is hereby modified by inserting “as Lender reasonably determines to be necessary or desirable” between “entity” and “all”.

11.1.20 Publicity. Section 10.17 is hereby modified by adding the following to the end thereof: “; provided that the foregoing approval right shall not pertain to required regulatory filings by Borrower or its Affiliates.”

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:	TNP SRT PORTFOLIO II HOLDINGS, LLC,
a Delaware limited liability company

	By:	TNP Strategic Retail Operating Partnership, LP, a Delaware limited partnership, its sole member

		By:	TNP Strategic Retail Trust, Inc., a Maryland corporation, its general partner

			By:	/s/ Anthony W. Thompson
			Name:	Anthony W. Thompson
			Title:	CEO

SIGNATURE PAGE TO LOAN AGREEMENT (MEZZANINE)

LENDER:	KEYBANK NATIONAL ASSOCIATION, a national banking association

	By:	/s/ Mary Ann Gripka
	Name:	Mary Ann Gripka
	Title:	Designated Signer

SIGNATURE PAGE TO LOAN AGREEMENT (MEZZANINE)

SCHEDULE I

(RENT ROLL)

SCHEDULE I

(ORGANIZATIONAL CHART OF BORROWER)